Exhibit 4.5.1

CREDIT AGREEMENT

among

SALLY HOLDINGS LLC,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO,

MERRILL LYNCH CAPITAL CORPORATION,

as Administrative Agent and Collateral Agent,

Dated as of November 16, 2006

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BANC OF AMERICA SECURITIES LLC,

J.P. MORGAN SECURITIES INC.

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Senior Lead Arrangers and Joint Senior Bookrunning Managers

MERRILL LYNCH CAPITAL CORPORATION

as Global Financing Coordinator

i

4.17	Purpose of Loans	70
4.18	Environmental Matters	70
4.19	No Material Misstatements	71
4.20	Certain Representations and Warranties Contained in the Investment Agreement	72
4.21	Senior Indebtedness	72
4.22	Labor Matters	72
4.23	Insurance	72
4.24	Anti-Terrorism	72

SECTION 5. CONDITIONS PRECEDENT.		73
5.1	Conditions to Initial Extension of Credit	73

SECTION 6. AFFIRMATIVE COVENANTS.		80
6.1	Financial Statements	80
6.2	Certificates; Other Information	82
6.3	Payment of Obligations	83
6.4	Conduct of Business and Maintenance of Existence	83
6.5	Maintenance of Property; Insurance.	83
6.6	Inspection of Property; Books and Records; Discussions	84
6.7	Notices	85
6.8	Environmental Laws	86
6.9	After-Acquired Real Property and Fixtures	87
6.10	Surveys	89
6.11	Interest Rate Protection	89
6.12	Post-Closing Security Perfection	89

SECTION 7. NEGATIVE COVENANTS		89
7.1	Financial Covenant	90
7.2	Limitation on Indebtedness.	90
7.3	Limitation on Liens	94
7.4	Limitation on Fundamental Changes.	97
7.5	Limitation on Sale of Assets.	99
7.6	Limitation on Dividends and Other Restricted Payments.	100
7.7	Limitation on Transactions with Affiliates.	104
7.8	Limitation on Dispositions of Collateral	106
7.9	Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents	106
7.10	Limitation on Restrictions on Distributions from Restricted Subsidiaries	107

SECTION 8. EVENTS OF DEFAULT.		109

IF ANY OF THE FOLLOWING EVENTS SHALL OCCUR AND BE CONTINUING:		109

SECTION 9. THE AGENTS AND THE OTHER REPRESENTATIVES.		112
9.1	Appointment	112
9.2	Delegation of Duties	113

9.3	Exculpatory Provisions	113
9.4	Reliance by the Administrative Agent	114
9.5	Notice of Default	114
9.6	Acknowledgements and Representations by Lenders	114
9.7	Indemnification	115
9.8	The Administrative Agent and Other Representatives in Their Individual Capacity	116
9.9	Collateral Matters	116
9.10	Successor Agent	117
9.11	Other Representatives	117
9.12	Withholding Tax	118

SECTION 10. MISCELLANEOUS.		118
10.1	Amendments and Waivers	118
10.2	Notices	121
10.3	No Waiver; Cumulative Remedies	122
10.4	Survival of Representations and Warranties	122
10.5	Payment of Expenses and Taxes	122
10.6	Successors and Assigns; Participations and Assignments	123
10.7	Adjustments; Set-off; Calculations; Computations	129
10.8	Judgment	129
10.9	Counterparts	130
10.10	Severability	130
10.11	Integration	130
10.12	GOVERNING LAW	130
10.13	Submission To Jurisdiction; Waivers	130
10.14	Acknowledgements	131
10.15	WAIVER OF JURY TRIAL	131
10.16	Confidentiality	131
10.17	Additional Indebtedness	133
10.18	USA Patriot Act Notice	133
10.19	Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S	133

SCHEDULES

A-1	Term A Loan Commitments and Addresses
A-2	Term B Loan Commitments and Addresses
B	Existing Indebtedness
4.2	Material Adverse Effect Disclosure
4.4	Consents Required
4.6	Litigation
4.8	Real Property
4.9	Intellectual Property Claims
4.16	Subsidiaries
4.18	Environmental Matters
4.25	Insurance
5.1(g)	Lien Searches
5.1(h)	Local and Foreign Counsel
5.1(l)	Title Insurance Policies
6.10	Surveys
6.13	Post-Closing Security
7.3	Existing Liens

EXHIBITS

A-1	Form of Term A Loan Note
A-2	Form of Term B Loan Note
B	Guarantee and Collateral Agreement
C	Form of Mortgage
D-1	Opinion of Debevoise & Plimpton LLP, Special New York Counsel to the Loan Parties
D-2	Opinion of Richards, Layton & Finger PA, Special Delaware Counsel to the Loan Parties
E	Form of U.S. Tax Compliance Certificate
F	Form of Assignment and Acceptance
G	Form of Officer’s Certificate
H	Form of Secretary’s Certificate

v

CREDIT AGREEMENT, dated as of November 16, 2006, among SALLY HOLDINGS LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (as further defined in Section 1.1, the “Lenders”), and MERRILL LYNCH CAPITAL CORPORATION, as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, the “Administrative Agent” and the “Collateral Agent”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

WHEREAS, CDRS Acquisition LLC, a Delaware limited liability company (“Investor”) and newly formed company organized by Clayton, Dubilier & Rice, Inc. (“Sponsor”) or its Affiliates, entered into an Investment Agreement, dated as of June 19, 2006 (as amended, supplemented, waived or otherwise modified from time to time, the “Investment Agreement”), with Alberto-Culver Company (as further defined in Section 1.1, “Alberto Culver”) and certain subsidiaries of Alberto Culver, pursuant to which Investor shall acquire (the “Acquisition”) shares of common stock of Sally Beauty Holdings, Inc., a Delaware corporation (as further defined in Section 1.1, “New Sally”).

WHEREAS, New Sally will be formed in connection with the Spinoff/Recapitalization Transaction, following which New Sally and its subsidiaries will own the beauty supply distribution business.

WHEREAS, Investor will make an equity contribution of $575.0 million (the “Equity Contribution”) to New Sally in return for approximately 47.5% of the common shares of New Sally.

WHEREAS, the Borrower will (i) enter into the ABL Facility Agreement, under which the Borrower shall obtain commitments from Lenders in respect of senior secured revolving loans (the “ABL Facility Loans”) in an aggregate principal amount of up to $400.0 million, (ii) issue $430.0 million of the Senior Notes and (iii) issue $280.0 million of the Senior Subordinated Notes.

WHEREAS, in order to (i) fund a portion of certain of the Transactions, (ii) repay certain existing indebtedness of New Sally and its Subsidiaries and (iii) pay certain fees and expenses related to the Transactions, the Borrower and the Subsidiary Borrowers have requested that the Lenders make the Loans provided for herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABL Facility”: the collective reference to the ABL Facility Agreement, any ABL Facility Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Facility Agreement or one or more other credit agreements, indentures (including the Senior Notes Indenture or the Senior Subordinated Notes Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“ABL Facility Agreement”: the Credit Agreement, dated as of the date hereof, among the Borrower, Sally Beauty Company LLC; Beauty Systems Group LLC; the other borrowers party thereto from time to time, the lenders party thereto from time to time, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent and collateral agent thereunder and Merrill Lynch Capital Canada Inc., as Canadian agent and Canadian collateral agent thereunder, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Facility Agreement or other credit agreements or otherwise).

“ABL Facility Documents”: the “Loan Documents” as defined in the ABL Facility Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“ABL Facility Loans”: as defined in the Recitals, and as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JP Morgan (or another bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Borrower) as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JP Morgan in connection with extensions of credit to debtors). “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceleration”: as defined in subsection 8(e).

“Accounts”: as defined in the UCC; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquisition”: as defined in the Recitals hereto.

“Acquisition Documents”: the Investment Agreement and the Limited Guarantee (as defined in the Investment Agreement), in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Borrower or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Indebtedness”: as defined in the Intercreditor Agreement.

“Additional Lender”: as defined in subsection 2.5 (c).

“Additional Term Loans”: as defined in subsection 2.5(a).

“Additional Term Loan Amendment”: as defined in subsection 2.5(c).

“Additional Term Loan Closing Date”: as defined in subsection 2.5(d).

“Adjustment Date”: each date, on or after the last day of the Borrower’s first fiscal quarter ended at least three months after the Closing Date, that is the second Business Day following receipt by the Lenders of both (a) the financial statements required to be delivered pursuant to subsection 6.1(a) or 6.1(b), as applicable, for the most recently completed fiscal period and (b) the related compliance certificate required to be delivered pursuant to subsection 6.2(b) with respect to such fiscal period.

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to subsection 9.10.

“Affected Loans”: as defined in subsection 3.9.

“Affected Rate”: as defined in subsection 3.7.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction”: as defined in subsection 7.7.

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

“Alberto Culver”: Alberto-Culver Company, a Delaware corporation, and any successor in interest thereto.

“Applicable Margin”: the rate per annum determined as follows: during the period from the Closing Date until the first Adjustment Date, the Applicable Margin with respect to Term A Loans and Term B Loans shall equal (i) 1.50% per annum in the case of ABR Loans and (ii) 2.50% per annum in the case of Eurocurrency Loans.

The Applicable Margin with respect to Term A Loans and Term B Loans will be adjusted on each subsequent Adjustment Date to the applicable rate per annum set forth under the heading “Applicable Margin for ABR Loans” or “Applicable Margin for Eurocurrency Loans” on the applicable Pricing Grid which corresponds to the Consolidated Secured Leverage Ratio determined from the financial statements and compliance certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date; provided that in the event that the financial statements required to be delivered pursuant to subsection 6.1(a) or 6.1(b), as applicable, and the related compliance certificate required to be delivered pursuant to subsection 6.2(b), are not delivered when due, then:

(1) if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Margin during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Margin as so increased;

(2) if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin shall not become applicable until the date upon which the financial statements and certificate actually are delivered; and

(3) if such financial statements and certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, the Applicable Margin with respect to Term A Loans and Term B Loans shall be 1.50% per annum, in the case of ABR Loans, and 2.50% per annum, in the case of Eurocurrency Loans (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 8).

In addition, at all times while an Event of Default known to the Borrower shall have occurred and be continuing, the Applicable Margin shall not decrease from that previously in effect as a result of the delivery of such financial statements and certificate.

“Approved Fund”: as defined in subsection 10.6(b).

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), including any Sale and Leaseback Transaction, other than (i) a disposition to the Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) a disposition that is governed by the provisions of subsection 7.4, (vi) any Financing Disposition, (vii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Borrower or any Restricted Subsidiary, so long as the Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (ix) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xiv) any disposition or series of related dispositions for aggregate consideration not to exceed $9.0 million, or (xv) any Exempt Sale and Leaseback Transaction.

“Assignee”: as defined in subsection 10.6(b).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit F.

“Bank of America”: Bank of America, N.A.

“Bank Indebtedness”: any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder in respect thereof.

“Benefited Lender”: as defined in subsection 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Borrower”: as defined in the Preamble hereto.

“Borrowing”: the borrowing of one Type of Term Loan from all the Lenders having Term Loan Commitments (or resulting from a conversion or conversions on such date) having in the case of Eurocurrency Loans the same Interest Period.

“Borrowing Base” means the sum of (1) 80% of the book value of Inventory of the Borrower and its Domestic Subsidiaries, (2) 85% of the book value of Receivables of the Borrower and its Domestic Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of the Borrower and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Borrower for which internal consolidated financial statements of the Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Borrowing Date”: any Business Day specified in a notice pursuant to subsection 2.3 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Capital Expenditures”: with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made for Investments permitted by subsection 7.6) which, in accordance with GAAP, are or should be included in “capital expenditures”.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Capital Stock”: of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Equivalents” means any of the following: (a) securities issued or fully guaranteed or insured by the United States of America or a member state of The European Union or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under any Senior Credit Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) money market instruments, commercial paper or other short-term obligations rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“CD&R”: Clayton, Dubilier & Rice, Inc.

“CD&R Investors”: the collective reference to (i) CDRS Acquisition LLC, a Delaware limited liability company, and any successor thereto (“CDRS Acquisition LLC”) , (ii) Clayton, Dubilier & Rice Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto, (iii) CD&R Parallel Fund VII, L.P., a Cayman Islands exempted limited partnership, or any successor thereto (“CD&R Parallel Fund VII, L.P.”), and (iv) any Affiliate of any CD&R Investor.

“Change in Consolidated Working Capital”: for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period.

“Change of Control”: (i) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as Holdings is a Subsidiary of any Parent, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if Holdings is not a Subsidiary of any Parent, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of Holdings and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as Holdings is a Subsidiary of any Parent, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if Holdings is not a Subsidiary of any Parent, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of Holdings or (ii) the Continuing Directors shall cease to constitute a majority of the members of the Board of Directors of Holdings; (c) Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower (or any successor to the Borrower permitted pursuant to subsection 7.4); or (d) a “Change of Control” as defined in the ABL Facility Agreement or either Notes Indenture; as used in this paragraph “Voting Stock” shall mean shares of Capital Stock entitled to vote generally in the election of directors. Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Closing Date”: the date on which all the conditions precedent set forth in subsection 5.1 shall be satisfied or waived.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the Preamble hereto.

“Commitment”: as to any Lender, the sum of the Term Loan Commitments of such Lender.

“Commitment Letter”: the Commitment Letter (including the annexes and exhibits thereto) dated July 18, 2006, among the Committed Lenders and the Borrower (as assignee of CDRS Acquisition LLC).

“Committed Lenders”: Bank of America, J.P. Morgan, Merrill Lynch and Morgan Stanley.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation subsection 3.10, 3.11, 3.12 or 10.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Term Loan Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.

“Confidential Information Memorandum”: that certain Confidential Information Memorandum (Public Version) dated October 2006 and furnished to the Lenders.

“Consolidated Current Portion of Long Term Debt”: at the date of determination thereof, the current portion of Consolidated Long Term Debt that is included in Consolidated Short Term Debt.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower are available, to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Closing Date, on a pro forma basis to give effect to the Spinoff/Recapitalization Transaction as if it had occurred at the beginning of such four-quarter period); provided, that

(1)	if since the beginning of such period the Borrower or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2)	if since the beginning of such period the Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3)	if since the beginning of such period the Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4)	if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5)	if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special

Purpose Financing Fees, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred), (v) the amount of any minority interest expense and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of CD&R and its Affiliates.

“Consolidated Funded Indebtedness”: at the date of determination under subsection 6.11, all long term debt (including the current portion thereof) of the Borrower and its consolidated Restricted Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet.

“Consolidated Indebtedness”: at the date of determination thereof, an amount equal to (a) the sum (without duplication) of (i) Consolidated Long Term Debt plus (ii) Consolidated Short Term Debt, minus (b) the aggregate amount of cash included in the cash accounts disclosed on the Borrower’s consolidated balance sheet most recently delivered under Section 6.1.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Borrower and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Borrower or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Leverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Indebtedness on such day to (b) Consolidated EBITDA for such period.

“Consolidated Long Term Debt”: at the date of determination thereof, all long term debt of the Borrower and its consolidated Restricted Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under subsection 6.1.

“Consolidated Net Income”: for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with

GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

(i)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iii) below, the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Borrower’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Borrower or any of its Restricted Subsidiaries in such Person,

(ii)	solely for purposes of determining the amount available for Restricted Payments under subsection 7.6(a)(iii)(A) or determining Excess Cash Flow, any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Loan Documents, the Senior Notes, the Senior Subordinated Notes, the Senior Notes Indenture or the Senior Subordinated Notes Indenture and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that (A) subject to the limitations contained in clause (iii) below, the Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii)	any gain or loss realized upon the sale or other disposition of any asset of the Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

(iv)	any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Closing Date),

(v)	the cumulative effect of a change in accounting principles,

(vi)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

(vii)	any unrealized gains or losses in respect of Currency Agreements,

(viii)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)	any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x)	to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary, and

(xi)	any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Borrower will deliver a certificate signed by a Responsible Officer to the Administrative Agent promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of subsection 7.6(a)(iii)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Borrower to increase the amount of Restricted Payments permitted under such covenant pursuant to subsection 7.6(a)(iii)(C) or (D).

In addition, for purposes of subsection 7.6(a)(iii)(A), Consolidated Net Income for any period ending on or prior to the Closing Date shall be determined based upon the net income (loss) reflected in the consolidated financial statements of the Borrower for such period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary, and the Transactions shall not constitute a sale or disposition under clause (iii) above, for purposes of such determination.

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination, on the last day of the fiscal period for which consolidated financial statements of the Borrower have been delivered under subsection 6.1 (determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Closing Date, on a pro forma basis to give effect to the Spinoff/Recapitalization Transactions as if it had occurred at the beginning of such four-quarter period), provided, that:

(1) if since the beginning of such period the Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Borrower.

“Consolidated Short Term Debt”: at the date of determination thereof, all short term debt of the Borrower and its consolidated Restricted Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under subsection 6.1.

“Consolidated Tangible Assets” means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Working Capital”: at the date of determination thereof, the aggregate amount of all current assets (excluding cash, Cash Equivalents and deferred taxes recorded as assets) minus the aggregate amount of all current liabilities (excluding, without duplication, Indebtedness under the ABL Facility, Consolidated Current Portion of Long Term Debt, any Indebtedness described in subsections 7.2(b)(ix) and (xi), working capital debt of Foreign Subsidiaries and deferred taxes recorded as liabilities), in each case determined on a consolidated basis for the Borrower and its consolidated Restricted Subsidiaries.

“Continuing Directors”: the directors of the Board of Directors of Holdings on the Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of Holdings is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts” means the aggregate amount of capital contributions applied by the Borrower to permit the Incurrence of Contribution Indebtedness pursuant to subsection 7.2(b)(xii).

“Contribution Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate signed by a Responsible Officer on the date of Incurrence thereof.

“Credit Facilities”: one or more of (i) the ABL Facility, (ii) the Senior Term Facility and (iii) any other facilities or arrangements designated by the Borrower, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Cumulative Excess Cash Flow”: the amount equal to the sum of Excess Cash Flow (but not less than zero) for the fiscal year ending on September 30, 2008 and Excess Cash Flow (but not less than zero in any period) for each succeeding and completed fiscal year. For purposes of such calculation, Excess Cash Flow shall be calculated without reduction for any amount applied as contemplated by clause (b) of the definition of the term “Cumulative Retained Excess Cash Flow.”

“Cumulative Retained Excess Cash Flow”: the amount (if any) of Cumulative Excess Cash Flow that (a) was not required to be applied to prepay the Term Loans pursuant to subsection 3.4(b), and (b) was not previously applied to permit a Restricted Payment to the extent of the amount of such Restricted Payment that then remains outstanding. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) above.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Debt Financing”: the debt financing transactions contemplated under (a) the Loan Documents, (b) the ABL Facility Documents and (c) the Notes Indentures, in each case including any Interest Rate Protection Agreements related thereto.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice (other than, in the case of subsection 8(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 8, has been satisfied.

“Default Notice”: as defined in subsection 8(e).

“Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate signed by a Responsible Officer and delivered to the Administrative Agent, setting forth the basis of such valuation.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Borrower, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition), in whole or in part, in each case on or prior to the Term B Termination Date.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Restricted Subsidiary of the Borrower which is not a Foreign Subsidiary.

“ECF Percentage”: 50%, provided that with respect to any fiscal year of the Borrower ending on or after September 30, 2008, the ECF Percentage shall be reduced to 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 4.0 to 1.0 and so long as no Default or Event of Default has occurred and is continuing as of such date and the Borrower shall be in compliance with the financial covenant contained in subsection 7.1 for the fiscal year then ended.

“EMU”: Economic and Monetary Union as contemplated in the Treaty.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S. or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Contribution”: as defined in the Recitals hereto.

“Equity Offering”: a sale of Capital Stock (x) that is a sale of Capital Stock of the Borrower (other than Disqualified Stock), or (y) proceeds of which are contributed to the equity capital of the Borrower or any of its Restricted Subsidiaries.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which JP Morgan is offered deposits in Dollars at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”: for any period, Consolidated EBITDA for such period minus (a) any Capital Expenditures made in cash during such period (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvested Amount (as determined at the end of such period) unless and to the extent such proceeds are included in Consolidated EBITDA), minus (b) any principal payments (other than principal payments during such period pursuant to subsection 3.4(b)) of the Term Loans made during such period, minus (c) any principal payments resulting in a permanent reduction of any other Indebtedness of the Borrower or any of its consolidated Restricted Subsidiaries made during such period, minus (d) Consolidated Interest Expense and any Special Purpose Financing Fees for such period, minus (e) any taxes paid or payable in cash during such period, minus (f) the Net Available Cash from any Asset Disposition to the extent that an amount equal to such Net Available Cash (i) (without duplication of clause (a) or (g) of this definition) consists of any Reinvested Amount or is otherwise applied (or not required to be applied) in accordance with subsection 7.5 and (ii) is included in the calculation of Consolidated EBITDA, minus (g) any Investment made in accordance with subsection 7.6(a) or (b)(vii) or clause (i)(z), (ii), (x), (xiv), (xv) or (xvi) of the definition of Permitted Investment, minus (h) (without duplication of clause (b) or (c) of this definition) the proceeds of any Sale and Leaseback Transactions entered into by the Borrower or any of its Restricted Subsidiaries in accordance with subsection 7.5 during such period in the ordinary course of its business to the extent included in Consolidated EBITDA, minus (i) to the extent not otherwise subtracted from Consolidated EBITDA in this definition of “Excess Cash Flow”, any Permitted Payments made in cash during such period of the type described in subsection 7.6(b)(iii), (v), (vi), (vii) or (viii), minus (j) to the extent included in Consolidated EBITDA, the amount of any cash contributions required by law to be made by the Borrower or any of its Subsidiaries to any Plan, minus (k) to the extent included in Consolidated EBITDA, any cash expenses relating to the Transactions, minus (l) any earnings of a Foreign Subsidiary included in Consolidated EBITDA for such period (except to the extent such earnings are used for any purposes described in clauses (a) through (k) above) to the extent the terms of any Indebtedness of any Foreign Subsidiary that is not a Loan Party prohibit the distribution thereof, minus (m) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred), and any management, monitoring, consulting and advisory fees and related expenses paid to any of CD&R and its Affiliates, plus (n) the Change in Consolidated Working Capital for such period.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Contribution” means Net Available Cash, or the Fair Market Value of property or assets, received by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Borrower, in each case to the extent designated as an Excluded Contribution pursuant to a certificate signed by a Responsible Officer of the Borrower and not previously included in the calculation set forth in subsection 7.6(a)(iii)(B)(x) for purposes of determining whether a Restricted Payment may be made.

“Excluded Properties”: the collective reference to the fee or leasehold interest in real properties owned by the Borrower or any of the Subsidiary Guarantors not described in Part I of Schedule 4.8.

“Excluded Taxes”: any Taxes measured by or imposed upon the overall net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Term Loan Notes.

“Exempt Sale and Leaseback Transaction”: any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Borrower or any of its Subsidiaries or (b) that involves property with a book value of $10,000,000 or less, and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons.

“Existing Financing Leases”: Financing Leases of the Borrower and its Subsidiaries existing on the Closing Date or permitted to be incurred under the Investment Agreement. For purposes of the foregoing, the term “Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Existing Indebtedness”: Indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date and disclosed on Schedule B.

“Extension of Credit”: as to any Lender, the making of a Loan by such Lender.

“Facility”: the Term Loan Commitments and the Term Loans made thereunder.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Federal Funds Effective Rate”: as defined in the definition of the term “ABR” in this subsection 1.1.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“first priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

“Fiscal Year”: any period of twelve consecutive months ending on September 30 of any calendar year.

“Foreign Borrowing Base”: the sum of (1) 80% of the book value of Inventory of Foreign Subsidiaries, (2) 85% of the book value of Receivables of Foreign Subsidiaries, and (3) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Borrower for which internal consolidated financial statements of the Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith); provided that the Foreign Borrowing Base shall in no event be less than the amount thereof determined as of June 30, 2006.

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary of the Borrower sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”: any Restricted Subsidiary of the Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Borrower, so long as such Restricted Subsidiary has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

“Form S-4”: Registration Statement on Form S-4 filed by New Sally with the SEC on August 2, 2006 and declared effective on October 11, 2006 (the “S-4 Effective Date”), as such Registration Statement may be amended, supplemented or modified from time to time.

“GAAP”: with respect to the definitions of the terms “Borrowing Base,” “Capital Expenditures,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Indebtedness,” “Consolidated Interest Expense,” “Consolidated Leverage Ratio,” “Consolidated Long Term Debt,” “Consolidated Net Income,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Short Term Debt,” “Consolidated Tangible Assets,” “Consolidated Working Capital,” “Excess Cash Flow” and “Foreign Borrowing Base,” all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, generally accepted accounting principles in the United States of America in effect on the Closing Date, and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit B, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantors”: the collective reference to Holdings and each Subsidiary Guarantor that is from time to time party to the Guarantee and Collateral Agreement; individually, a “Guarantor”.

“Guarantor Subordinated Obligations” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holdings”: Sally Investment Holdings LLC, a Delaware limited liability company, and any successor in interest thereto.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”: with respect to any Person on any date of determination (without duplication): (i) the principal of indebtedness of such Person for borrowed money, (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (v) all Capitalized Lease Obligations of such Person, (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Borrower other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock), (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (B) the amount of such Indebtedness of such other Persons, (viii) all

Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and (ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time). Except as otherwise stated herein, for all purposes under this Agreement, the amount of Indebtedness of any Person at any date shall be determined as set forth in this definition of “Indebtedness” or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Individual Lender Exposure”: as to any Lender, the sum of such Lender’s Term Loan Exposure.

“Individual Term A Lender Exposure”: as to any Lender, the sum of such Lender’s Term A Loan Exposure.

“Individual Term B Lender Exposure”: as to any Lender, the sum of such Lender’s Term B Loan Exposure.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in subsection 4.9.

“Intercreditor Agreement”: the Intercreditor Agreement dated as of the date hereof among the Administrative Agent, the Collateral Agent and the administrative agent and the collateral agent under the ABL Facility, and acknowledged by certain of the Loan Parties, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any Eurocurrency Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months (or, if required pursuant to subsection 2.1(c), one week) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months (or, if required pursuant to subsection 2.1(c), one week) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Term A Termination Date or the Term B Termination Date, as the case may be, shall (for all purposes other than subsection 3.12) end on such Term A Termination Date or Term B Termination Date, as applicable;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Interest Rate Protection Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement in form and substance, and for a term, reasonably satisfactory to the Administrative Agent (or otherwise complying with subsection 6.11) to or under which the Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.

“Inventory”: goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment Agreement”: as defined in the Recitals hereto.

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment”: in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and subsection 7.6 only, (i) “Investment” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time pursuant to subsection 7.6(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to subsection 7.6(a).

“Investor”: as defined in the Recitals hereto.

“JPMorgan”: JP Morgan Chase Bank, N.A..

“Lead Arrangers”: Banc of America Securities LLC, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley as Joint Lead Arrangers and Joint Bookrunners.

“Lenders”: the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower, to make any Loans available to the Borrower; provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 10.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Liabilities”: collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan”: a Term Loan; collectively, the “Loans”.

“Loan Documents”: this Agreement, any Term Loan Notes, the Intercreditor Agreement, the Guarantee and Collateral Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: Holdings, the Borrower and each Subsidiary Guarantor that is a party to a Loan Document; individually, a “Loan Party”. No Special Purpose Subsidiary shall be a Loan Party.

“Management Advances”: (1) loans or advances made to directors, officers or employees of any Parent, the Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $7.5 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under subsection 7.2.

“Management Agreements”: collectively, (i) the Investment Agreement, (ii) any agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by New Sally or any of its Subsidiaries or (c) any action or failure to act of or by New Sally or any of its Subsidiaries (or any of their respective predecessors), and (iii) the Stockholders Agreement, dated as of the Closing Date, among New Sally, CDRS Acquisition LLC, CD&R Parallel Fund VII, L.P., each Family Stockholder (as defined therein) and any other Stockholder (as defined therein) party thereto from time to time; in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Management Guarantees”: guarantees (x) of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $7.5 million in the aggregate outstanding at any time.

“Management Investors”: the officers, directors, employees and other members of the management of any Parent, the Borrower or any of their respective Subsidiaries, or family members or relatives thereof or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Borrower or any Parent.

“Management Stock” Capital Stock of the Borrower or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Subsidiaries”: Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”: any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Merrill Lynch”: Merrill Lynch Capital Corporation.

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Morgan Stanley”: Morgan Stanley Senior Funding, Inc.

“Mortgaged Properties”: the collective reference to the real properties owned in fee by the Loan Parties described on Part I of Schedule 4.8, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.

“Mortgages”: each of the mortgages and deeds of trust, if any, executed and delivered by any Loan Party to the Administrative Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash”: with respect to any Asset Disposition (including any Sale and Leaseback Transaction), cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with subsection 7.5), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or, in the case of an Asset Disposition, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including any payments required to be made to increase borrowing availability under the Senior ABL Facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Borrower or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Borrower or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

“Net Cash Proceeds”: with respect to any issuance or sale of any securities of the Borrower or any Subsidiary by the Borrower or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“New Aristotle Company”: New Aristotle Company, a Delaware corporation, and any successor in interest thereto.

“New Sally”: Sally Beauty Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Notes”: the collective reference to the Senior Notes and the Senior Subordinated Notes.

“Notes Indentures”: collectively, the Senior Notes Indenture and the Senior Subordinated Notes Indenture.

“Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Other Representatives”: each of Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Morgan Stanley, in their collective capacity as Joint Bookrunners and Joint Lead Arrangers of the Commitments hereunder.

“Parent”: any of New Sally, Holdings, and any Other Parent and any other Person that is a Subsidiary of New Sally, Holdings, or any Other Parent and of which the Borrower is a Subsidiary. As used herein, “Other Parent” means a Person of which the Borrower becomes a Subsidiary after the Closing Date, provided that either (x) immediately after the Borrower first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Borrower immediately prior to the Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Borrower first becoming a Subsidiary of such Person.

“Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, the ABL Facility, either Notes Indenture or any other agreement or instrument relating to Indebtedness of the Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Participants”: as defined in subsection 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Cure Securities”: common equity securities of Holdings or any Parent or other equity securities of Holdings or any Parent that do not constitute Disqualified Stock.

“Permitted Holders”: any of the following: (i) any of the CD&R Investors; (ii) any of the Management Investors, CD&R, and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CD&R Investor or any Affiliate thereof, or any such investment fund or vehicle; and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of Holdings, the Borrower or any Parent. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of either Notes Indenture (or the Borrower otherwise makes all payments of Loans and other amounts required by subsection 7.9(a)), together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment” means an Investment by the Borrower or any Restricted Subsidiary in, or consisting of, any of the following:

(i)	(x) a Restricted Subsidiary, (y) the Borrower, or (z) a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(ii)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(iii)	Temporary Cash Investments or Cash Equivalents;

(iv)	receivables owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v)	any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with subsection 7.5;

(vi)	securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)	Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date;

(viii)	Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with subsection 7.2;

(ix)	pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under subsection 7.3;

(x)	(1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Borrower, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Borrower;

(xi)	bonds secured by assets leased to and operated by the Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)	the Senior Notes and the Senior Subordinated Notes;

(xiii)	any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

(xiv)	Management Advances;

(xv)	Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $45.0 million and 5.25% of Consolidated Tangible Assets;

(xvi)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of subsection 7.7(b) (except transactions described in clauses (i), (v) and (vi) thereof); and

(xvii)	other Investments in an aggregate amount outstanding at any time not to exceed the greater of $45.0 million and 5.25% of Consolidated Tangible Assets.

If any Investment pursuant to clauses (xv) or (xvii) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not clauses (xv) or (xvii) above for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Lien”: any Lien that is (x) described in any of clauses (a) through (r) of subsection 7.3 or (y) a “Permitted Lien” as defined in the ABL Facility Agreement.

“Permitted Payment”: as defined in subsection 7.6(b).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prime Rate”: as defined in the definition of the term “ABR” in this subsection 1.1.

“Pricing Grid”: with respect to Term A Loans:

Consolidated Secured Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans
Greater than 3.00 to 1.00	1.50%	2.50%

Greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00	1.25%	2.25%

Equal to or less than 2.50 to 1.00	1.00%	2.00%

and with respect to Term B Loans:

Consolidated Secured Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans
Greater than 3.00 to 1.00	1.50%	2.50%

Equal to or less than 3.00 to 1.00	1.25%	2.25%

Each determination of the Consolidated Secured Leverage Ratio pursuant to the applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to subsection 7.1.

“Pro Forma Date”: as defined in subsection 4.1(b).

“Pro Forma Financial Statements”: as defined in subsection 4.1(b).

“Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Agreement”: as defined in subsection 7.10(c).

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement (including Indebtedness of the Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced (x) is Senior Subordinated Notes, the Refinancing Indebtedness is subordinated to the Term Loans (and any Guarantee of such Refinancing Indebtedness by any Restricted Subsidiary is

subordinated to any Guarantee of the Term Loans by such Subsidiary) to at least the same extent as the Senior Subordinated Notes (or in the case of any such Guarantee thereof, such Guarantee) or (y) constitutes Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Term Loans), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant subsection 7.2 or (y) Indebtedness of the Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Register”: as defined in subsection 10.6(b).

“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reinvested Amount”: with respect to any Asset Disposition permitted by subsection 7.5, an amount equal to that portion of the Net Available Cash thereof as shall, according to a certificate signed by a Responsible Officer of the Borrower delivered to the Administrative Agent at the end of the applicable reinvestment period provided for in subsection 7.5(a)(iii)(A), be reinvested in the business of the Borrower and its Restricted Subsidiaries in a manner consistent with the requirements of subsection 7.5 and the other provisions hereof within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash (or, if such reinvestment is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project).

“Related Business” means those businesses in which the Borrower or any of its Subsidiaries is engaged on the date of this Agreement, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any Parent), or being a holding company parent of the Borrower, any of its Subsidiaries or any Parent, or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower or any of its Subsidiaries is permitted to make payments to any Parent pursuant to subsection 7.6, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Borrower or any Subsidiary thereof, or (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or to any Parent’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement relating to the Transactions, or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Borrower had filed a combined return on behalf of an affiliated group consisting only of the Borrower and its Subsidiaries.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Intercreditor Agreement”: as defined in subsection 7.9(c).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615 or any successor regulation thereto.

“Required Lenders”: Lenders the sum of whose outstanding Individual Lender Exposures represent at least a majority of the sum of the aggregate amount of all outstanding Term Loans.

“Required Term A Lenders”: Lenders the sum of whose outstanding Individual Term A Lender Exposures represent at least a majority of the sum of the aggregate amount of all outstanding Term A Loans.

“Required Term B Lenders”: Lenders the sum of whose outstanding Individual Term B Lender Exposures represent at least a majority of the sum of the aggregate amount of all outstanding Term B Loans.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 6.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person.

“Restricted Payment”: as defined in subsection 7.6(a).

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to subsection 7.6, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“SEC” means the Securities and Exchange Commission.

“Security Documents”: the collective reference to each Mortgage related to any Mortgaged Property, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to subsection 6.9(b) or 6.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Senior Credit Facilities”: collectively, the Senior ABL Facility and the Senior Term Facility.

“Senior Notes”: 9.25% Senior Notes due 2014 of the Borrower issued on the date hereof, as the same may be exchanged for substantially similar unsecured senior notes that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 7.9 to the extent applicable.

“Senior Notes Indenture”: the Indenture dated as of the date hereof, under which the Senior Notes are issued, as the same may be amended, supplemented, waived or otherwise modified from time to time, in accordance with subsection 7.9 to the extent applicable.

“Senior Subordinated Notes”: 10.5% Senior Subordinated Notes due 2016 of the Borrower issued on the date hereof, as the same may be exchanged for substantially similar unsecured senior notes or unsecured senior subordinated notes that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 7.9 to the extent applicable.

“Senior Subordinated Notes Indenture”: the Indenture dated as of the date hereof under which the Senior Subordinated Notes are issued, as the same may be amended, supplemented, waived or otherwise modified from time to time, in accordance with subsection 7.9 to the extent applicable.

“Senior Term Facility” means the collective reference to this Agreement, any Loan Documents, any notes and letters of credit issued pursuant hereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under this Agreement or one or more other credit agreements, indentures (including the Senior Notes Indenture or the Senior Subordinated Notes Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior Term Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Set”: the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”: with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables of the Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Borrower or any of its Restricted Subsidiaries that the Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the Borrower that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Equity Contribution”: any cash equity contribution made to Holdings or any Parent in exchange for Permitted Cure Securities; provided (a)(i) such cash equity contribution to Holdings or any Parent and (ii) the contribution of any proceeds therefrom to the Borrower occur (i) after the Closing Date and (ii) on or prior to the date that is 10 days after the date on which financial statements are required to be delivered for a fiscal quarter (or year); (b) the Borrower identifies such equity contribution as a “Specified Equity Contribution”; (c) in each four fiscal quarter period, there shall exist a period of at least two consecutive quarters in respect of which no Specified Equity Contribution shall have been made and (d) the amount of any Specified Equity Contribution included in the calculation of Consolidated EBITDA hereunder shall be limited to the amount required to effect compliance with subsection 7.1 hereof.

“Spinoff/Recapitalization Transaction”: collectively, any or all of the following: (i) the formation of (x) New Sally as a wholly owned subsidiary of Alberto Culver, and (y) New Aristotle Company as a wholly owned subsidiary of Holdings; (ii) the merger of New Aristotle Company with Alberto Culver and distribution of the capital stock of New Sally to Alberto Culver’s then-existing shareholders; (iii) the conversion of Alberto Culver into a limited liability company; (iv) the conversion of the Borrower and/or one or more other subsidiaries of New Sally into limited liability companies; (v) the distribution of the Parent Borrower to New Sally; (vi) the contribution of equity to New Sally, whether through CDRS Acquisition LLC or otherwise, by the CD&R Investors, (vii) the contribution of Alberto Culver to a newly formed entity (“AC Spinco”); (viii) the distribution by New Sally of a cash dividend and the capital stock of AC Spinco to the existing equity holders of New Sally other than the CD&R Investors; and (ix) the contribution of the Parent Borrower to Holdings.

“Sponsor”: as defined in the Recitals.

“Stated Maturity”: with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations”: any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Term Loans pursuant to a written agreement.

“Subsidiary”: of any Person means any corporation, association, partnership, or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantee”: the guarantee of the obligations of the Borrower under the Loan Document provided pursuant to the Guarantee and Collateral Agreement.

“Subsidiary Guarantor”: each Domestic Subsidiary (other than any Special Purpose Subsidiary or any Subsidiary of a Foreign Subsidiary) of the Borrower which executes and delivers a Subsidiary Guarantee, in each case, unless and until such time as the respective Subsidiary Guarantor ceases to constitute a Domestic Subsidiary of the Borrower or is released from all of its obligations under the Subsidiary Guarantee in accordance with the terms and provisions thereof.

“Supermajority Lenders”: Lenders the sum of whose outstanding Individual Term Loan Exposure represent at least 66 2/3% of the sum of the aggregate amount of all outstanding Term Loans.

“Supervisory Review Process”: as defined in Section 3.10(c).

“Syndication Date”: the date on which the Administrative Agent, in its reasonable discretion, advises the Borrower that the primary syndication of the Term Loan Commitments and Term Loans has been completed.

“Tax Sharing Agreement”: the Tax Sharing Agreement, dated as of the Closing Date, among the Borrower, New Sally and Intermediate Holdings, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Telerate British Bankers Assoc. Interest Settlement Rates Page”: as defined in the definition of Eurocurrency Base Rate.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term A Loan”: as defined in subsection 2.1(a) and collectively, the “Term A Loans”.

“Term A Loan Commitment”: as to any Lender, its obligation to make Term A Loans to the Borrower pursuant to subsection 2.1(a) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Term A Loan Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Term A Loan Commitment assigned to such Assignee pursuant to subsection 10.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Term A Loan Lenders, the “Term A Loan Commitments”. The original aggregate amount of the Term A Loan Commitments on the Closing Date is $150,000,000.

“Term A Loan Exposure”: as to any Lender, at any time, the amount of unpaid Term A Loans made by such Lender pursuant to subsection 2.1(a).

“Term A Loan Lender”: any Lender having a Term A Loan Commitment hereunder and/or a Term A Loan outstanding hereunder.

“Term A Loan Note”: each Term A Loan Note as defined in subsection 2.2(a).

“Term A Termination Date”: November 16, 2012.

“Term B Loan”: as defined in subsection 2.1(b) and collectively, the “Term B Loans”.

“Term B Loan Commitment”: as to any Lender, its obligation to make Term B Loans to the Borrower pursuant to subsection 2.1(b) in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Term B Loan Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Term B Loan Commitment assigned to such Assignee pursuant to subsection 10.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Term B Loan Lenders, the “Term B Loan Commitments”. The original aggregate amount of the Term B Loan Commitments on the Closing Date is $920,000,000.

“Term B Loan Exposure”: as to any Lender, at any time, the amount of unpaid Term B Loans made by such Lender pursuant to subsection 2.1(a).

“Term B Loan Lender”: any Lender having a Term B Loan Commitment hereunder and/or a Term B Loan outstanding hereunder.

“Term B Loan Note”: each Term B Loan Note as defined in subsection 2.2(a).

“Term B Termination Date”: November 16, 2013.

“Term Loan Commitment”: the Term A Loan Commitment or the Term B Loan Commitment, as the context may require, and collectively, as to all the Term Loan Lenders, the “Term Loan Commitments”. The original aggregate amount of the Term Loan Commitments on the Closing Date is $1,070.0 million.

“Term Loan Exposure”: as to any Lender, at any time, the amount of unpaid Term Loans made by such Lender pursuant to subsection 2.1(a).

“Term Loan Lender”: a Term A Loan Lender and/or Term B Loan Lender, as the context may require, and collectively the “Term Loan Lenders”.

“Term Loan”: a Term A Loan or Term B Loan, as the context may require, and collectively, the “Term Loans”.

“Term Loan Note”: a Term A Loan Note or a Term B Loan Note, as the context may require, and collectively, the “Term Loan Notes”.

“Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which (a) such Lender’s Term Loans then outstanding constitutes of (b) the sum of all of the Term Loans then outstanding.

“Total Term Loan Commitment”: at any time, the sum of the Term Loan Commitments of all of the Lenders at such time.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Tranche”: each Tranche of Loans available hereunder, with there being two on the Closing Date; namely Term A Loans and Term B Loans.

“Transaction Documents”: (i) the Loan Documents, (ii) the Acquisition Documents, (iii) the ABL Facility Documents and (iv) the Notes Indentures.

“Transactions”: collectively, any or all of the following: (i) the Spinoff/Recapitalization Transaction, (ii) the entry into the Notes Indentures, and the offer and issuance of the Notes, (iii) the entry into this Agreement and the ABL Facility Agreement and Incurrence of Indebtedness thereunder by one or more of the Borrower and its Subsidiaries and (iv) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“Treaty”: the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“Type”: the type of Loan determined based on the interest option applicable thereto, with there being two Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Closing Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under subsection 7.6. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Borrower could Incur at least $1.00 of additional Indebtedness under subsection 7.2(a) or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to subsection 7.2(b). Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Borrower’s Board of Directors giving effect to such designation and an certificate signed by a Responsible Officer the Borrower certifying that such designation complied with the foregoing provisions.

“U.S. Tax Compliance Certificate”: as defined in subsection 3.11(b).

“Voting Stock”: as defined in the definition of “Change of Control”.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Term Loan Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any Term Loan Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words

“include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, if not expressly followed by such phrase or the phrase “but not limited to.”

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) “or” is not exclusive; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and (iii) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS.

2.1 Term Loans.

(a) Term A Loans. Subject to the terms and conditions hereof, each Lender holding a Term A Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, a “Term A Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Term A Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof.

(b) Term B Loans. Subject to the terms and conditions hereof, each Lender holding a Term B Loan Commitment severally agrees to make, in Dollars, in a single draw on the Closing Date, one or more term loans (each, a “Term B Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Term B Loan Commitment”, as such amount may be adjusted or reduced pursuant to the terms hereof.

(c) The Term Loans:

(i) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans; provided that unless the Administrative Agent either otherwise agrees in its sole discretion or has determined that the Syndication Date has occurred, (i) all Term Loans shall be maintained during (A) the first week following the Closing Date as ABR Loans and (B) thereafter, until the date that is 90 days following the Closing Date, shall be maintained as (x) ABR Loans or (y) Eurocurrency Loans with an Interest Period of one month, with the first such Interest Period commencing on the first day of the period described in this clause (B); and

(ii) shall be made by each such Lender in an aggregate principal amount which does not exceed the Term Loan Commitment of such Lender. Once repaid, Term Loans incurred hereunder may not be reborrowed.

2.2 Term Loan Notes. (a) The Borrower agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 10.6(b), in order to evidence such Lender’s Term Loan, the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1, in the case of Term A Loans (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Term A Loan Note”), and Exhibit A-2, in the case of the Term B Loans (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Term B Loan Note”), in each case with appropriate insertions therein as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the unpaid principal amount of the applicable Term Loans made (or acquired by assignment pursuant to subsection 10.6(b)) by such Term Loan Lender to the Borrower. Each Term Loan Note shall be dated the Closing Date and shall be payable as provided in subsection 2.2(b) and provide for the payment of interest in accordance with subsection 3.1.

(b) The Term A Loans of all the Lenders shall be payable in consecutive quarterly installments (subject to reduction as provided in subsection 3.4), on each of December 31, March 31, June 30 and September 30 occurring in each year prior to the Term A Termination Date and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Term A Loans then outstanding):

Date	Amount
December 31, 2006 through (and including) September 30, 2008	$1,875,000
December 31, 2008 through (and including) September 30, 2010	$3,750,000
December 31, 2010 through and including September 30, 2011	$7,500,000
December 31, 2011 through and including September 30, 2012	$18,750,000
Term A Termination Date	all unpaid aggregate principal amounts of any outstanding Term A Loans

(c) The Term B Loans of all the Lenders shall be payable in consecutive quarterly installments up to and including the Term B Termination Date (subject to reduction as provided in subsection 3.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Term B Loans then outstanding):

Date	Amount
Each March 31, June 30, September 30 and December 31 ending prior to the Term B Termination Date	0.25% of the aggregate principal amount of the aggregate initial principal amount of the Term B Loans

Term B Termination Date	all unpaid aggregate principal amounts of any outstanding Term B Loans

2.3 Procedure for Term Loan Borrowing. The Borrower (or its corporate predecessor Sally Holdings, Inc.) shall have given the Administrative Agent notice (which notice must have been received by the Administrative Agent prior to 9:30 A.M., New York City time, and shall be irrevocable after funding) on the Closing Date specifying the amount of the Term A Loans and Term B Loans to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each applicable Lender thereof. Each Lender having a Term A Loan Commitment will make the amount of its pro rata share of the Term A Loan Commitments available to the Administrative Agent and each Lender having a Term B Loan Commitment will make the amount of its pro rata share of the Term B Loan Commitments available, in each case for the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 12:00 P.M., New York City time, on the Closing Date in funds immediately available to the Administrative Agent. The Administrative Agent shall on such date credit the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.4 Record of Loans. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to subsection 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.5 Additional Term Loans.

(a) Requests for Additional Term Loans. So long as no Default or Event of Default exists or would arise therefrom, at any time and from time to time prior to the Term B Termination Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add one or more additional tranches of term loans (the “Additional Term Loans”). Each tranche of Additional Term Loans shall be in an aggregate principal amount that (x) is not less than $20,000,000 or any whole multiple of $5,000,000 in excess thereof, and (y) together with the aggregate principal amount of all Incremental Term Loans previously made pursuant to this Section 2.5, does not exceed $200,000,000.

(b) Ranking and Other Provisions. The Additional Term Loans (i) shall rank pari passu in right of payment and security with the Term Loans, (ii) shall not mature earlier than the Term A Termination Date (in the case of Additional Term Loans of a type substantially similar to the Term A Loans (the “Additional Term A Loans”)) (but such Additional Term A Loans may have amortization prior to such date) or the Term B Termination Date (in the case of Additional Term Loans of a type substantially similar to the Term B Loans (the “Additional Term B Loans”)) (but such Additional Term B Loans may have nominal amortization prior to such date) and (iii) except as set forth above, shall be treated substantially the same as the Term A Loans or the Term B Loans, as the case may be, provided that, (x) the terms and conditions of any Additional Term Loans may be materially different from those of the Term A Loans or the Term B Loans to the extent such differences are reasonably acceptable to the Administrative Agent and (y) if the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Additional Term A Loans or the Additional Term B Loans, as the case may be) relating to any Additional Term A Loan or any Additional Term B Loan, as the case may be, exceeds by more than 25 basis points the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Term A Loans or the Term B Loans, as the case may be) relating to the Term A Loans (in the case of Additional Term A Loans) or the Term B Loans (in the case of Additional Term B Loans) immediately prior to the effectiveness of the applicable Additional Term Loan Amendment, the Applicable Margin relating to the Term A Loans (in the case of Additional Term A Loans) or Term B Loans (in the case of Additional Term B Loans), shall be increased such that such Applicable Margin shall not be lower than the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Additional Term A Loans or Additional Term B Loans, as the case may be) relating to such Additional Term A Loans or Additional Term B Loans, as the case may be, by more than 25 basis points.

(c) Additional Term Loan Amendment. Each notice from the Borrower pursuant to this Section 2.5 shall set forth the requested amount and proposed terms of the relevant Additional Term Loan. Additional Term Loans (or any portion thereof) may be made by any existing Lender or by any other bank or investing entity (any such bank or other financial institution, an “Additional Lender”), in each case on terms permitted in this Section 2.5 or otherwise on terms reasonably acceptable to the Administrative Agent. No Lender shall be obligated to provide any Additional Term Loans unless it so agrees. Commitments in respect of any Additional Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Additional Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any (each such Lender or Additional Lender, an “Additional Committing Lender”), and the Administrative Agent. An Additional Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.5.

(d) Certain Conditions. The effectiveness of any Additional Term Loan Amendment shall, unless otherwise agreed to by the Administrative Agent and each Additional Committing Lenders, be subject to the satisfaction on the date thereof (each, an “Additional Term Loan Closing Date”) of each of the following conditions:

(i) the Administrative Agent shall have received on or prior to the Additional Term Loan Closing Date each of the following, each dated the applicable Additional Term Loan Closing Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent: (A) the applicable Additional Term Loan Amendment executed by the Borrower and each Additional Committing Lender; (B) certified copies of resolutions of the Board of Directors approving the execution, delivery and performance of the Additional Term Loan Amendment; and (C) to the extent requested by the Administrative Agent, an opinion of counsel for the Loan Parties dated the Additional Term Loan Closing Date, addressed to the Administrative Agent and the Lenders and in form and substance and from Debevoice & Plmpton, LLP, Richards, Layton & Finger PA and/or counsel reasonably satisfactory to the Administrative Agent;

(ii) the conditions precedent set forth in subsections 5.1(s) and (t) shall have been satisfied both before and after giving effect to such Additional Term Loan Amendment and the Additional Term Loan provided thereby; and

(iii) there shall have been paid to the Administrative Agent, for the account of the Additional Committing Lenders, all reasonable fees, if any, as may have been separately agreed in writing by the Borrower to be due and payable to the Additional Committing Lenders on or before the Additional Term Loan Date.

SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS.

3.1 Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

(c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this subsection (other than clause (x) above) plus 2.00% and (z) in the case of other amounts, the rate described in paragraph (b) of this subsection for ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

(e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Term Loan Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

3.2 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert outstanding Term Loans from Eurocurrency Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert outstanding Term Loans from ABR Loans to Eurocurrency Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurocurrency Loans shall specify the length of the initial

Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurocurrency Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Term Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Term Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Term A Termination Date (in the case of Term A Loans) or the Term B Termination Date (in the case of the Term B Loans).

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the Term A Termination Date (in the case of Term A Loans) or the Term B Termination Date (in the case of the Term B Loans), and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this subsection 3.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

3.3 Minimum Amounts of Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Set shall be equal to $5.0 million or a whole multiple of $1.0 million in excess thereof, and so that there shall not be more than 15 Sets at any one time outstanding.

3.4 Optional and Mandatory Prepayments. (a) The Borrower may at any time and from time to time prepay the Term A Loans and/or the Term B Loans made to it in whole or in part, subject to subsection 3.12, without premium or penalty, upon at least three Business Days’ irrevocable notice by the Borrower to the Administrative Agent in the case of Eurocurrency Loans outstanding, and at least one Business Day’s irrevocable notice by the Borrower to the Administrative Agent in the case of ABR Loans outstanding. Such notice shall specify, in the case of any prepayment of Term Loans, whether such prepayment is of a Term A Loan or a Term B Loan, as the case may be, the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the

Interest Period applicable thereto) any amounts payable pursuant to subsection 3.12 and accrued interest to such date on the amount prepaid. The Borrower may prepay either Term A Loans or Term B Loans, or both, pursuant to this subsection 3.4, and such prepayment need not be ratable as between the Term A Loans and Term B Loans. Partial prepayments of Term A Loans or Term B Loans pursuant to this subsection shall be applied (x) as between Term A Loans and Term B Loans, if applicable, in the manner set forth in the notice of prepayment and (y) with respect to the applicable Term A Loans or Term B Loans being repaid, at the option of the Borrower, (i) pro rata to the respective installments of principal of such Term A Loans or Term B Loans, as the case may be, or (ii) to any of the respective installments of principal of such Term A Loans or Term B Loans, as the case may be, due in the next twelve months, and then (to the extent of any remainder) pro rata to the remaining respective installments thereof. Partial prepayments pursuant to this subsection 3.4(a) shall be in multiples of $1.0 million; provided that, notwithstanding the foregoing, the Term A Loans and the Term B Loans may be prepaid in their entirety.

(b) Commencing on the date that is fifteen Business Days following December 31, 2008, and on each date that is fifteen Business Days following each December 31 thereafter, the Borrower shall, in accordance with subsection 3.4(d), apply toward the prepayment of the Term Loans the ECF Percentage of the Borrower’s Excess Cash Flow for the fiscal year ending on the immediately preceding September 30.

(c) The Borrower shall, in accordance with subsection 3.4(d), prepay the Term Loans to the extent required by subsection 7.5(a)(iii)(B) (subject to subsection 7.5(b)).

(d) Prepayments of Term Loans pursuant to subsection 3.4(b) or (c) shall be applied pro rata between the Term A Loans and Term B Loans and, with respect to each of the Term A Loans and Term B Loans, pro rata to the respective installments of principal thereof; provided that notwithstanding the foregoing, any such payment may, at the option of the Borrower, be (x) first allocated to the Term A Loans and the Term B Loans pro rata based upon the aggregate amount of the installments thereof due in the next twelve months and then applied, at the option of the Borrower, against any of such installments of the Term A Loans or Term B Loans, as the case may be, and (y) thereafter the remainder of such prepayment shall be allocated and applied as provided above.

(e) The Borrower shall give notice to the Administrative Agent of any mandatory prepayment of the Term Loans (x) pursuant to subsection 3.4(b), ten Business Days prior to the date on which such payment is due and (y) pursuant to subsection 3.4(c), promptly upon becoming obligated to make such prepayment. Such notice shall state that the Borrower is offering to make such mandatory prepayment on a date that is ten Business Days after the date of such notice (the “Prepayment Date”). Once given, such notice shall be irrevocable and all amounts subject to such notice shall be due and payable on the Prepayment Date as required by subsection 3.4(d) (except as otherwise provided in clause (y) of the last sentence of this subsection 3.4(e)). Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately give notice to each Lender of the prepayment and the Prepayment Date. Each Lender may (in its sole discretion) elect to decline any such prepayment by giving notice of such election in writing to the Administrative Agent by 11:00 a.m. on the date that is three Business Days prior to the Prepayment Date. Upon receipt by the Administrative Agent of such notice, the Administrative Agent shall immediately notify the Borrower of such election. Any amount so declined by any Lender shall, at the option of the Borrower, either (x) be applied to prepay the Term Loans of Lenders not declining such prepayment, in the manner described in subsection 3.4(d), or (y) be applied by the Borrower in any manner not inconsistent with subsection 7.5(a)(iii).

(f) Amounts prepaid on account of Term Loans pursuant to subsection 3.4(a), (b) or (c) may not be reborrowed.

(g) Notwithstanding the foregoing provisions of this subsection 3.4, if at any time any prepayment of the Term Loans pursuant to subsection 3.4(a), (b) or (c) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under subsection 3.12 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Borrower); provided that, such unpaid Eurocurrency Loans shall continue to bear interest in accordance with subsection 3.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans have or has been prepaid.

3.5 Administrative Agent’s Fee; Other Fees. The Borrower agrees to pay to the Administrative Agent and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing by Investor, the Other Representatives and the Administrative Agent in connection with this Agreement.

3.6 Computation of Interest and Fees. (a) Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate shall be calculated on the basis of a 365- (or 366-day year, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the

Administrative Agent in determining any interest rate pursuant to subsection 3.1, excluding any Eurocurrency Base Rate which is based upon the Telerate British Bankers Assoc. Interest Settlement Rates Page and any ABR Loan which is based upon the Prime Rate.

3.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurocurrency Loans the rate of interest applicable to which is based on the Affected Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans and (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be converted to or continued as ABR Loans.

3.8 Pro Rata Treatment and Payments. (a) Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Term Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of the Term Loans then held by the respective Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees, or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders at the Administrative Agent’s office specified in subsection 10.2, and shall be made in Dollars and in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate as quoted by the Administrative Agent, or another bank of recognized standing reasonably selected by the Administrative Agent, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand, from the Borrower and (y) then the Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available.

3.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 3.12.

3.10 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i) shall subject such Lender to any tax of any kind whatsoever with respect to any Eurocurrency Loan made or maintained by it or its obligation to make or maintain Eurocurrency Loans, or change the basis of taxation of payments to such Lender in respect thereof in each case, except for Non-Excluded

Taxes and taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, provided that, in any such case, the Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 3.10(a) and such amounts, if any, as may be required pursuant to subsection 3.12. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c) Notwithstanding anything to the contrary in this subsection 3.10, the Borrower shall not be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2 (“Supervisory Review Process”)), of the International Convergence of Capital Measurement Standards: a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise.

3.11 Taxes. (a) Except as provided below in this subsection or as required by law, all payments made by the Borrower or the Administrative Agent under this Agreement and any Term Loan Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Borrower or the Administrative Agent to any Agent or any Lender hereunder or under any Term Loan Notes, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and the Borrower shall not be required to indemnify for any Non-Excluded Taxes, and any such amounts payable by the Borrower or the Administrative Agent to or for the account of any Agent or Lender, shall not be increased (x) if such Agent or Lender fails to comply with the requirements of paragraphs (b) or (c) of this subsection 3.11, or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a Change in Law, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”). Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender or Agent, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection 3.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) Each Agent and each Lender, in each case that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall:

(X)

(i) on or before the date of any payment by the Borrower under this Agreement or any Term Loan Notes to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent (A) two duly completed copies of Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Term Loan Notes without deduction or withholding of any United States federal income taxes, and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Term Loan Notes;

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower; and

(iii) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; or

(Y) in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(i) represent to the Borrower and the Administrative Agent that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code;

(ii) deliver to the Borrower on or before the date of any payment by the Borrower, with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit E (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Term Loan Notes (and shall also deliver to the Borrower and the Administrative Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(iii) deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Term Loan Notes, provided that in determining the reasonableness of a request under this clause (ii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Lender of complying with such request; or

(Z) in the case of any such Agent or Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(i) on or before the date of any payment by the Borrower under this Agreement or any Term Loan Notes to, or for the account of, such Agent or Lender, deliver to the Borrower and the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrower and the Administrative Agent that such Lender is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Term Loan Notes; and

(A) with respect to each beneficiary or member of such Agent or Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Borrower and the Administrative Agent (I) two duly completed copies of Internal Revenue Service Form W-8BEN (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Term Loan Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Term Loan Notes; and

(B) with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrower and the Administrative Agent that such beneficiary or member is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the Borrower and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Term Loan Notes;

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(iii) deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower, to the Borrower and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Term Loan Notes, provided that in determining the reasonableness of a request under this clause (iii) such Agent or Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Agent or Lender (or beneficiary or member) of complying with such request;

unless in any such case there has been a Change in Law which renders all such forms inapplicable or which would prevent such Agent or such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Agent or such Lender so advises the Borrower and the Administrative Agent.

(c) Each Lender and each Agent, in each case that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall, on or before the date of any payment by the Borrower under this Agreement or any Term Loan Notes to such Lender or Agent, deliver to the Borrower and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Lender or Agent is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and that such Lender or Agent is entitled to a complete exemption from United States backup withholding tax.

3.12 Indemnity. The Borrower agrees to indemnify each Lender and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 3.12, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the

Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.13 Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense of the Borrower, each Lender to which the Borrower is required to pay any additional amount pursuant to subsection 3.10 or 3.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b) If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under subsection 8(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under subsection 3.10 or 3.11, the Borrower shall not be obligated to pay such additional amount.

(c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by the Borrower pursuant to subsection 3.10 or 3.11, such Lender shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d) If the Borrower shall become obligated to pay additional amounts pursuant to subsection 3.10 or 3.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection 3.10 or 3.11, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this

Agreement, or (ii) so long as no Default or Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon at least four Business Days’ irrevocable notice to the Administrative Agent, to prepay the affected Loan, in whole or in part, subject to subsection 3.12, without premium or penalty. In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 10.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 10.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Borrower shall first pay the affected Lender any additional amounts owing under subsections 3.10 and 3.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under subsection 3.13) prior to such substitution or prepayment.

(e) If any Agent or any Lender receives a refund directly attributable to taxes for which the Borrower has made additional payments pursuant to subsection 3.10(a) or 3.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f) The obligations of any Agent, Lender or Participant under this subsection 3.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

SECTION 4. REPRESENTATIONS AND WARRANTIES. To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date, the Borrower hereby represents and warrants, on the Closing Date, after giving effect to the Transactions, to the Administrative Agent and each Lender that:

4.1 Financial Condition. (a) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of September 30, 2004 and September 30, 2005 and the consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended September 30, 2003, September 30, 2004 and September 30, 2005, reported on by and accompanied by unqualified reports from KPMG LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of the Borrower and its consolidated Subsidiaries. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements). During the period from December 31, 2005 to and including the Closing Date, except as provided in or permitted under the Investment Agreement or in connection with the Transactions, there has been no sale, transfer or other disposition by the Borrower and its consolidated Subsidiaries of any material part of the business or property of the Borrower and its consolidated Subsidiaries taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(b) The pro forma balance sheet and statements of operations of the Borrower and its consolidated Subsidiaries (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, are the balance sheet and statements of operations of the Borrower and its consolidated Subsidiaries as of June 30, 2006 (the “Pro Forma Date”), adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and on October 1, 2004 for purposes of the statement of operations), to the consummation of the Transactions, and the Extensions of Credit hereunder on the Closing Date.

4.2 No Change; Solvent. Except (x) as contemplated or permitted by the Investment Agreement (including as set forth in any filing by Alberto Culver with the SEC or in any financial statements of the Borrower) or (y) for changes resulting from the announcement of the Investment Agreement or the transactions contemplated thereby or hereby, from December 31, 2005 through the Closing Date, there has not been any event, change, circumstance or development (including any damage, destruction or loss whether or not covered by insurance) which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Investment Agreement) on the Borrower. Since December 31, 2005, except (x) as contemplated or permitted by the Investment Agreement on or prior to the Closing Date, (y) in connection with the Transactions or (z) as otherwise permitted under this Agreement and each other Loan Document, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower, nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries. As of the Closing Date, after giving effect to the consummation of the transactions described in clauses (i) through (iii) of the second preceding sentence, the Borrower is Solvent.

4.3 Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or a limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement and any Term Loan Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 4.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Borrower and its Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 4.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

4.7 No Default. Neither the Borrower, nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Permitted Liens. Except for the Excluded Properties, the Mortgaged Properties as listed on Part I of Schedule 4.8 together constitute all the material real properties owned in fee by the Loan Parties as of the Closing Date.

4.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 4.9, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

4.10 No Burdensome Restrictions. Neither the Borrower nor any of its Subsidiaries is in violation of any Requirement of Law applicable to the Borrower or any of its Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

4.11 Taxes. To the knowledge of the Borrower, each of Holdings, the Borrower and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including the Mortgaged Properties) and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.

4.12 Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

4.13 ERISA. (a) During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (f) or (h) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (a) a Reportable Event; (b) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (c) any noncompliance with the applicable provisions of ERISA or the Code; (d) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (e) a Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC or a Plan; (f) any Underfunding with respect to any Single Employer Plan; (g) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (h) any liability of the Borrower or any Commonly Controlled Entity under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (i) the Reorganization or Insolvency of any Multiemployer Plan; or (j) any transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

(b) With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (a) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (b) failure to be maintained, where required, in good standing with applicable regulatory authorities; (c) any obligation of the Borrower or its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (d) any Lien on the property of the Borrower or its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (e) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (f) any facts that, to the best knowledge of the Borrower or any of its Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Borrower or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Borrower or any of its Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (g) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

4.14 Collateral. Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the Collateral Agent for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, (c) all Deposit Accounts, Electronic Chattel Paper and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the Uniform Commercial Code as in effect in the State of New York from time to time) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent and (d) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 7 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms which are used in this subsection 4.14 and not defined in this Agreement are so used as defined in the applicable Security Document.

4.15 Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

4.16 Subsidiaries. Schedule 4.16 sets forth all the Subsidiaries of Holdings at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of Holdings therein.

4.17 Purpose of Loans. The proceeds of the Term Loans shall be used by the Borrower (a) to finance, in part, the Transactions and (b) to pay certain transaction fees and expenses related to the Transactions.

4.18 Environmental Matters. Other than as disclosed on Schedule 4.18 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.

(b) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ planned or continued operations, or (iii) impair the fair saleable value of any real property owned by the Borrower or any of its Subsidiaries that is part of the Collateral.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

4.19 No Material Misstatements. The written information (including the Confidential Information Memorandum), reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

4.20 Certain Representations and Warranties Contained in the Investment Agreement. Each of the Transaction Documents to be entered into by any Loan Party on or prior to the Closing Date will have been duly executed and delivered by each of the Loan Parties which is a party thereto on or prior to the Closing Date and, to the knowledge of the Borrower, all other parties thereto on or prior to the Closing Date, and is in full force and effect on the Closing Date, in each case to the extent required pursuant to the terms of the relevant Transaction Documents. As of the Closing Date, to the knowledge of the Borrower, the representations and warranties of New Sally, the Borrower and Alberto Culver contained in the Investment Agreement (after giving effect to any amendments, supplements, waivers or other modifications of the Investment Agreement prior to the Closing Date), to the extent a breach of such representation or warranty would result in the Investor having a right to terminate its obligations thereunder, are true and correct in all material respects except as otherwise disclosed to the Administrative Agent in writing prior to the Closing Date.

4.21 Senior Indebtedness. The Loans and all other obligations hereunder and under the other Loan Documents constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Senior Subordinated Notes Indenture (to the extent such obligations constitute “Indebtedness” as defined in such document on the date hereof). The obligations of each Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Guarantor under and as defined in the Senior Subordinated Notes Indenture (to the extent such obligations constitute “Indebtedness” as defined in such document on the date hereof).

4.22 Labor Matters. There are no strikes pending or, to the knowledge of the Borrower, reasonably expected to be commenced against the Borrower or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

4.23 Insurance. Schedule 4.23 sets forth a complete and correct listing of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Borrower and its Subsidiaries taken as a whole maintained by Subsidiaries other than Loan Parties, in each case as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

4.24 Anti-Terrorism. As of the Closing Date, the Borrower and its Subsidiaries are in compliance with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 5. CONDITIONS PRECEDENT.

5.1 Conditions to Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived; provided, however, that upon the satisfaction or waiver of the conditions set forth in clauses (a), (b), (c) (other than subclause (i)(B) thereof), (d), (e), (g), (h), (i), (j), (l), (m), (n), (o), (p), (q), (s), (t), (u) and (v) of this Section 5.1 to the extent provided thereby, all of the other conditions set forth in this Section 5.1, if not satisfied or waived on such date, shall be deemed to have been satisfied for all purposes hereunder and all such other conditions, if not satisfied or waived on such date, shall automatically be converted into covenants to accomplish the satisfaction of the applicable matters described in such conditions within the time period required by subsection 6.12:

(a) Loan Documents. The Administrative Agent shall have received (or, in the case of Holdings, shall receive substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 5.1) the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

(i) this Agreement, executed and delivered by a duly authorized officer of the Borrower;

(ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holdings, the Borrower and each Domestic Subsidiary (other than any Special Purpose Subsidiary or any Subsidiary of a Foreign Subsidiary), and an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party;

(iii) each of the Mortgages, executed and delivered by a duly authorized officer of the Loan Party signatory thereto; and

(iv) the Intercreditor Agreement, executed and delivered by a duly authorized officer of each Loan Party signatory thereto;

provided that clauses (ii) and (iii) notwithstanding, to the extent any guarantee or collateral is not provided on the Closing Date, to the extent Holdings and its Subsidiaries have shall have used commercially reasonable efforts to provide such guarantees and collateral, the provisions of clauses (ii) and (iii) shall be deemed to have been satisfied and the Loan Parties shall be required to provide such guarantees and collateral in accordance with the provisions set forth in subsection 6.12.

(b) Acquisition; Spinoff/Recapitalization Transaction.

(i) Investment Agreement. The Acquisition and the Spinoff/Recapitalization Transaction shall have been consummated (or shall be consummated substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1) substantially pursuant to the provisions of the Investment Agreement and all material conditions precedent to the consummation of the Acquisition and the Spinoff/Recapitalization Transaction set forth in such Investment Agreement shall have been satisfied (or shall be satisfied substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1) or waived with the prior approval of the Committed Lenders (such approval not to be unreasonably withheld or delayed). The Investment Agreement, the structure and terms of the Acquisition and the Spinoff/Recapitalization Transaction and the substantive documentation for each component of the Acquisition and the Spinoff/Recapitalization Transaction to which Holdings or any of its Subsidiaries is party (to the extent such documentation is material to the interests of the Lenders and to the Acquisition and Spinoff/Recapitalization Transactions taken as a whole) shall be reasonably satisfactory in form and substance to the Committed Lenders, and such documentation shall not have been amended, supplemented or otherwise changed in a manner materially adverse to the Lenders without the consent of the Committed Lenders (such consent not to be unreasonably withheld or delayed). It is expressly acknowledged that (i) the terms and conditions of (x) the Investment Agreement, including, all exhibits and schedules thereto and (y) the forms of all other documentation that has been provided to the Lead Arrangers or their counsel, in each case as in existence on the date hereof and (ii) the structure and terms of the Acquisition and the Spinoff/Recapitalization Transaction specified therein or in Annex I to the Commitment Letter are so satisfactory.

(ii) Form S-4. The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, a photocopy of the final Form S-4.

(iii) Private Letter Ruling. The Administrative Agent shall receive a photocopy of private letter ruling from the Internal Revenue Service with respect to certain contribution and share distribution transactions by Alberto Culver (as more particularly described in the Form S-4) to the extent provided to the Investor pursuant to the Investment Agreement.

(c) Debt Financings.

(i)(A) Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, the Administrative Agent shall receive evidence, in form and substance reasonably satisfactory to it, that the Borrower shall have received gross cash proceeds from the issuance of Senior Notes and Senior Subordinated Notes in an aggregate amount of up to $710,000,000 (calculated before applicable fees) and (B) the Borrower shall have delivered to the trustee pursuant to the Senior Subordinated Notes Indenture a writing (a copy of which shall be furnished to the Administrative Agent and be in form and substance reasonably satisfactory to it) to the effect that the holders of Senior Indebtedness (as defined in the Senior Subordinated) Notes Indenture) pursuant to this Agreement are being designated in writing by the Borrower to such trustee as Senior Indebtedness the holders of which shall be required to consent to any amendment to Articles XIV and XV, or the definitions related thereto, in the Senior Subordinated Notes Indenture that adversely affects the rights of the holders of Senior Indebtedness then outstanding (which designation in writing shall meet the applicable requirements contained in Section 902 of the Senior Subordinated Notes Indenture).

(ii) Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, the Administrative Agent shall receive evidence, in form and substance reasonably satisfactory to it, that the Borrower shall have obtained the ABL Facility.

(iii) On the Closing Date, the Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1, complete and correct copies of the Notes Indentures, and the ABL Facility Documents, certified as such by an appropriate officer of the Borrower.

(d) Outstanding Indebtedness and Preferred Equity; No Defaults. After giving effect to the consummation of the Acquisition and the Spinoff/Recapitalization Transaction, Holdings and its subsidiaries shall have no outstanding preferred equity or Indebtedness for borrowed money, in each case held by third parties, except for indebtedness incurred pursuant to the Debt Financing and any Existing Indebtedness. All material terms and conditions of any Existing Indebtedness (other than any Existing Financing Leases) shall be reasonably satisfactory to the Committed Lenders. Any other existing Indebtedness for borrowed money, other than any such Existing Indebtedness and any Existing Financing Leases, shall have been repaid, defeased or otherwise discharged substantially concurrently with or prior to the satisfaction of the other conditions precedent set forth in this subsection 5.1.

(e) Financial Information. The Committed Lenders shall have received (i) audited financial statements of the Borrower for the three fiscal years ended September 30, 2005 (it being understood that these financial statements need not include a balance sheet as at September 30, 2003) and, to the extent required by Regulation S-X to be included in a Form S-1 registration statement as of the Closing Date, audited financial statements of the Borrower for the fiscal year ended September 30, 2006, if the Closing Date occurs 90 days or more after the end of such fiscal year, in each case, certified by the Borrower’s independent registered public accountants, (ii) unaudited financial statements for the Borrower for the most recent interim period for which financial statements are available, to the extent required by Regulation S-X to be included in a Form S-1 registration statement of the Borrower as of the Closing Date (but in no event for a period ended less than 45 days prior to the Closing Date), and (iii) a pro forma consolidated balance sheet of the Borrower as of the date of the most recent consolidated balance sheet delivered pursuant to clauses (i) and (ii) and a pro forma statement of operations for such most recent fiscal year, and interim period and the 12-month period ending on the last day of such interim period, in each case adjusted to give effect to the Transactions, the other transactions related thereto and any other transactions that would be required to be given pro forma effect by Regulation S-X for a Form S-1 registration statement under the Securities Act of 1933, and such other adjustments as shall be agreed between Investor and the Committed Lenders.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which have been filed with respect to personal property of Holdings, the Borrower and its respective Subsidiaries in any of the jurisdictions set forth in Schedule 5.1(f).

(g) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to each of Holdings, the Borrower and the other Loan Parties, substantially in the form of Exhibit D-1;

(ii) the executed legal opinion of Richards, Layton & Finger PA, special Delaware counsel to each of Holdings, the Borrower and certain other Loan Parties, substantially in the form of Exhibit D-2; and

(iii) the executed legal opinions of special local counsel in the jurisdictions set forth in Schedule 5.1(g) with respect to collateral security matters in connection with the Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent.

(h) Officer’s Certificate. The Administrative Agent shall have received a certificate from the Borrower, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments.

(i) Perfected Liens. The Collateral Agent shall have obtained (or, in the case of Collateral of Holdings, shall obtain, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1) a valid security interest in the Collateral (to the extent and with the priority contemplated in the applicable Security Documents); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens (or, in the case of Collateral of Holdings, shall be executed and/or delivered substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1);

provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a UCC financing statement or by making a filing with the U.S. Patent and Trademark Office or the U.S. Copyright Office, if perfection of the Collateral Agent’s security interest in such collateral may not be accomplished on or before the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder.

(j) Pledged Stock; Stock Powers; Pledged Notes; Endorsements. The Collateral Agent shall have received (or, in the case of Collateral of Holdings, shall receive substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1):

(i) the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii) the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement.

(k) Title Insurance Policy. The Collateral Agent shall have received in respect of each of the Mortgaged Properties an irrevocable written commitment to issue a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date. Each such policy shall (i) be in the amount set forth with respect to such policy in Part I of Schedule 5.1(k), but in no event greater than 110% of the higher of appraised and tax value of each Mortgaged Property; (ii) insure that the Mortgage insured thereby creates a valid Lien on the Mortgaged Properties encumbered thereby free and clear of all defects and encumbrances, except those permitted by subsection 6.10 and such as may be approved by the Collateral Agent, and except for Permitted Liens; (iii) name the Collateral Agent as the insured thereunder; (iv) be in the form of an ALTA Loan Policy; (v) contain such endorsements and affirmative coverage, as reasonably agreed to by the Collateral Agent and the Borrower, as were contained in the ALTA Loan Policy listed with respect to such policy in Part II of Schedule 5.1(k); and (vi) be issued by Stewart Title Insurance Company or any other title companies reasonably satisfactory to the Collateral Agent (with any other reasonably satisfactory title companies acting as co-insurers or reinsurers, at the option of the Collateral Agent). The Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid or other reasonably satisfactory arrangements have been made. The Collateral Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this subsection and a copy, certified by such parties as the Collateral Agent may deem reasonably appropriate, of all other documents affecting the property covered by each Mortgage as shall have been reasonably requested by the Collateral Agent.

(l) Fees. The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Borrower to them on or prior to the Closing Date, including the fees referred to in subsection 3.5.

(m) Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions or equivalent action, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Term Loan Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary, an Assistant Secretary or other authorized representatives of such Loan Party as of the Closing Date, which certificate shall be in substantially the form of Exhibit H and shall state that the resolutions or other action thereby certified have not been amended, modified (except as any later such resolution or other action may modify any earlier such resolution or other action), revoked or rescinded and are in full force and effect.

(n) Incumbency Certificates of the Loan Parties. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers or other authorized signatories of such Loan Party executing any Loan Document substantially in the form of Exhibit H executed by a Responsible Officer or other authorized representative and the Secretary, any Assistant Secretary or another authorized representative of such Loan Party.

(o) Governing Documents. The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary, an Assistant Secretary or other authorized representative of such Loan Party pursuant to a certificate substantially in the form of Exhibit H.

(p) Insurance. The Borrower shall have used reasonable best efforts to cause the Administrative Agent to have been named as an additional insured with respect to liability policies and the Collateral Agent to have been named as loss payee with respect to the property insurance maintained by the Borrower and the Subsidiary Guarantors.

(q) No Material Adverse Effect. Since June 19, 2006, there shall not have been any Material Adverse Effect on the Borrower. For purposes only of this subsection 5.1(q), (a) the terms “Material Adverse Effect,” “Transaction Agreements,” “Transactions” and “Subsidiaries” have the respective meanings specified therefor in the Investment Agreement and (b) subject to the foregoing, “Material Adverse Effect” shall mean any effect, change, circumstance or development that, individually or in the aggregate with other such effects, changes, circumstances or developments, is both material and adverse to (i) the ability of the Borrower to consummate the Transactions or

(ii) the business, financial condition, operations, results of operations, properties, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, other than, in the case of this clause (ii), any effect, change, circumstance or development (A) resulting from the announcement of the execution of the Investment Agreement or any of the Transaction Agreements or of the Transactions or, except with respect to the representations and warranties in Sections 4.1(b)(ii) and (iii), 4.2(c)(iii) and (iv), 4.3(c)(ii) and (iv),and 4.4(c)(ii) and (iii) of the Investment Agreement, any action taken in connection with the Transactions, (B) relating to any actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Borrower or any of its Subsidiaries with any supplier or group of suppliers, (C) relating to state, national or international political, social, general business or economic conditions (but only if the Borrower and its Subsidiaries, taken as a whole, are not disproportionately affected thereby in any material respect as compared to other comparable companies in their industry), (D) relating in general to the industries in which the Borrower and its Subsidiaries operate (but only if the Borrower and its Subsidiaries, taken as a whole, are not disproportionately affected thereby in any material respect as compared to other comparable companies in their industry), (E) relating to any action or omission of the Borrower or any Subsidiary taken with the express prior written consent of each of the other parties to the Investment Agreement, (F) relating to the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any other jurisdiction in which the Borrower or any of its Subsidiaries operates (but only if the Borrower and its Subsidiaries, taken as a whole, are not disproportionately affected thereby in any material respect as compared to other comparable companies in their industry), (G) relating to financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (H) relating to changes after the date hereof in United States GAAP or the accounting rules and regulations of the SEC or (I) relating to changes in applicable laws, statutes, ordinances, orders, decrees, rules, regulations, policies or guidelines promulgated, or judgments, decisions, orders or arbitration awards entered, by any supranational, national, federal, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency, board, commission or other authority thereof, any arbitral tribunal, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(r) Flood Insurance. With respect to any of the Mortgaged Properties which is located in an area identified by the Secretary of Housing and Urban Development as having special flood hazards, if the Administrative Agent shall have delivered notice(s) to the relevant Loan Party as required pursuant to Section 208.8(e)(3) of Regulation H of the Board, such Loan Party shall have delivered an acknowledgment to the Administrative Agent.

(s) Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall be true and correct in all material respects; provided that any breach of any such representations or warranties shall not constitute a failure to satisfy the condition set forth in this clause (r) unless (x) such breach also constitutes a breach of a representation or warranty of Alberto Culver, New Sally or the Borrower, in the Investment Agreement that would result in the Investor having a right to terminate its obligations thereunder or (y) such breach is a breach of the representations and warranties set forth in subsections 4.4 (other than the second sentence thereof), 4.12, 4.15 and 4.21.

(t) Absence of Defaults. There shall not exist (pro forma for the Acquisition, the Spinoff/Recapitalization Transaction and the financing thereof) any Default or Event of Default; provided that any Default or Event of Default resulting from (x) the failure to provide any guarantee or collateral on the Closing Date after the use of commercially reasonable efforts by Holdings or any of its Subsidiaries to do so or (y) any breach of any representation or warranty made by any Loan Party pursuant to any Loan Document, other than (A) to the extent such breach also constitutes a breach of a representation or warranty of Alberto Culver, New Sally or the Borrower in the Investment Agreement that would result in the Investor having a right to terminate its obligations thereunder or (B) any breach of the representations and warranties set forth in subsections 4.4 (other than the second sentence thereof), 4.12, 4.15 and 4.21, shall in each case not constitute a Default or Event of Default for purposes of this clause.

(u) Solvency. The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower certifying the solvency of the Borrower in customary form reasonably satisfactory to the Lead Arrangers.

(v) Equity Contribution. New Sally shall have received (or shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 5.1) the Equity Contribution in an amount of not less than $575,000,000.

The making of the initial Extensions of Credit by the Lenders hereunder shall (except as set forth in the lead-in to this subsection 5.1) conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 5.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

SECTION 6. AFFIRMATIVE COVENANTS.

The Borrower hereby agrees that, from and after the Closing Date, and thereafter until payment in full of the Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Term Loan Note, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Borrower ending on or after September 30, 2006, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (it being agreed that the furnishing of Holdings’ or the Borrower’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Borrower’s obligation under this subsection 6.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);

(b) as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of Holdings’ or the Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Borrower’s obligations under this subsection 6.1(b) with respect to such quarter);

(c) to the extent applicable, concurrently with any delivery of consolidated financial statements under subsection 6.1(a) or (b) above, related unaudited condensed consolidating financial statements reflecting the material adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from the accounts of the Borrower and the Restricted Subsidiaries;

(d) all such financial statements delivered pursuant to subsection 6.1(a) or (b) to be (and, in the case of any financial statements delivered pursuant to subsection 6.1(b) shall be certified by a Responsible Officer of the Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 6.1(b) shall be certified by a Responsible Officer of the Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 6.1(b), for the absence of certain notes).

6.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) concurrently with the delivery of the financial statements referred to in subsection 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines);

(b) concurrently with the delivery of the financial statements and reports referred to in subsections 6.1(a) and (b), a certificate signed by a Responsible Officer of each of Holdings and the Borrower (i) stating that, to the best of such Responsible Officer’s knowledge, Holdings, the Borrower and their respective Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth the calculations required to determine compliance (if such compliance is at the time required) with the covenant set forth in subsection 7.1 (in the case of a certificate furnished with the financial statements referred to in subsections 6.1(a) and (b));

(c) as soon as available, but in any event not later than the fifth Business Day following the 120th day after the beginning of fiscal year 2007 of the Borrower, and the 90th day after the beginning of each fiscal year of the Borrower thereafter, a copy of the annual business plan by the Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Borrower and its Subsidiaries), each such business plan to be accompanied by a certificate signed by a Responsible Officer of the Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions at the time of preparation and delivery thereof;

(d) within five Business Days after the same are sent, copies of all financial statements and reports which Holdings or the Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holdings or the Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holdings or the Borrower may file with the SEC or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

(f) promptly, such additional financial and other information as any Agent or Lender may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type (which may be or include any Related Business) as conducted by the Borrower and its Subsidiaries on the Closing Date, taken as a whole, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 7.4 or 7.5, provided that the Borrower and its Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Borrower’s Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance.

(a) Keep all property useful and necessary in the business of the Loan Parties, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on, or self insure, all property material to the business of the Loan Parties, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Loan Parties and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that at all times the Administrative Agent, for the benefit of the Secured Parties, shall be named as additional insureds with respect to liability policies and the Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by the Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall turn over to the Borrower any amounts received by it as loss payee under any property insurance maintained by such Loan Parties, the disposition of such amounts to be subject to the provisions of subsection 3.4(c), and, unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the Borrower and/or the applicable Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance.

(b) With respect to each property of such Loan Parties subject to a Mortgage:

(i) If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, such Loan Party shall maintain or cause to be maintained, flood insurance to the extent required by law.

(ii) The applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Loan Party shall not use or permit the use of such property in any manner which would reasonably be expected to result in the cancellation of any insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to clause (a) of this subsection 6.5.

(iii) If a Loan Party is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which the Borrower or any Subsidiary had insured such property, and pay the premium or premiums therefore, and the Borrower shall pay to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(iv) If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $10,000,000 the Borrower shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in subsection 6.5(a).

6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired.

6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, the occurrence of any Default or Event of Default;

(b) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, the occurrence of any default or event of default under either of the Notes Indentures;

(d) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any litigation or proceeding affecting Holdings or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower or any of its Subsidiaries knows or reasonably should know thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Borrower or any of its Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, could be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date; and

(f) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, (i) any release or discharge by the Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Borrower or any of its Subsidiaries that would reasonably be expected to subject the Borrower or any of its Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection 6.7 shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

6.8 Environmental Laws. (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Subsidiaries. For purposes of this subsection 6.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b) Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest could not reasonably be expected to give rise to a Material Adverse Effect.

(c) Maintain, update as appropriate, and implement in all material respects an ongoing program reasonably designed to ensure that all the properties and operations of the Borrower and its Subsidiaries are periodically reasonably reviewed by competent personnel to identify and promote compliance with and to reasonably and prudently manage any material Environmental Costs that would reasonably be expected to affect the Borrower or any of its Subsidiaries, including compliance and liabilities relating to: discharges to air and water; acquisition, transportation, storage and use of hazardous materials; waste disposal; species protection; and recordkeeping required under Environmental Laws. For the purposes of this subsection 6.8(c), the failure to maintain an environmental program shall not constitute an Event of Default (i) unless it would reasonably be expected to result in a Material Adverse Effect or (ii) if within 90 days of receipt of a reasonable request from the Administrative Agent, the Borrower and its Subsidiaries have taken reasonable and diligent steps to implement and maintain such a program in compliance with this subsection 6.8(c).

6.9 After-Acquired Real Property and Fixtures. (a) With respect to any owned real property or fixtures thereon, in each case with a purchase price or a fair market value at the time of acquisition of at least $2.0 million in which any Loan Party acquires ownership rights at any time after the Closing Date, promptly grant to the Collateral Agent for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this subsection 6.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by any Loan Party or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this subsection 6.9 on any owned real property or fixtures the acquisition of which is or is to be financed or refinanced in whole or in part through the incurrence of Indebtedness permitted by subsection 7.2, until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 7.2) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing. In connection with any such grant to the Collateral Agent, for the benefit of the Lenders, of a Lien of record on any such real property in accordance with this subsection, the Borrower or such Subsidiary shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b) With respect to any Domestic Subsidiary (other than a Special Purpose Subsidiary or a Subsidiary of a Foreign Subsidiary) created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries (other than any Special Purpose Subsidiary or any Subsidiary of a Foreign Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Lenders such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (or second priority security interest in accordance with the terms of the Intercreditor Agreement) (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(c) (x) With respect to any Foreign Subsidiary or Unrestricted Subsidiary created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries (other than any Special Purpose Subsidiary or any Subsidiary of a Foreign Subsidiary), the Capital Stock of which is owned directly by the Borrower or a Domestic Subsidiary (other than a Special Purpose Subsidiary or a Subsidiary of a Foreign Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request (it being understood that if the Administrative Agent does not so request with respect to any such Foreign Subsidiary or Unrestricted Subsidiary that it believes is or is likely to become material to the Borrower and its Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (or second priority security interest in accordance with the terms of the Intercreditor Agreement) (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary or Unrestricted Subsidiary that is directly owned by the Borrower or any of its Domestic Subsidiaries (other than any Special Purpose Subsidiary or any Subsidiary of a Foreign Subsidiary) (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary or Unrestricted Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Borrower or any of its Subsidiaries was

made therein) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Foreign Subsidiary or Unrestricted Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein.

(d) At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(e) Notwithstanding anything to contrary in this Agreement, nothing in this subsection 6.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

6.10 Surveys. Within a reasonable period following the Closing Date, with respect to those Mortgaged Properties set forth on Schedule 4.8 for which the title policies delivered pursuant to subsection 5.1(k) contain the standard “survey exception”, obtain surveys in such form as is sufficient to obtain from the respective title companies endorsements which have the effect of deleting such exceptions.

6.11 Interest Rate Protection. No later than 180 days following the Closing Date, enter into Interest Rate Protection Agreements, which, together with the fixed interest rates then applicable to the Consolidated Funded Indebtedness of the Borrower and its Subsidiaries, shall provide interest rate protection in respect of at least 50% of the Consolidated Funded Indebtedness of the Borrower and its Subsidiaries. Such Interest Rate Protection Agreements shall be in form and substance, and for a term (not to exceed two years), reasonably satisfactory to the Administrative Agent, which term may be longer than two years if so determined by the Borrower.

6.12 Post-Closing Security Perfection. The Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and guarantees described in subsection 5.1(a) that are not so provided on the Closing Date and to satisfy each other condition precedent that was not actually satisfied, but rather “deemed” satisfied on the Closing Date pursuant to the provisions set forth in subsection 5.1, and in any event to provide such perfected security interests and guarantees and to satisfy such other conditions within the applicable time periods set forth on Schedule 6.12, as such time periods may be extended by the Administrative Agent, in its sole discretion.

SECTION 7. NEGATIVE COVENANTS. The Borrower hereby agrees that, from and after the Closing Date and thereafter until payment in full of the Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Term Loan Note:

7.1 Financial Covenant. The Borrower shall not permit the Consolidated Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower set forth below to exceed the ratio set forth below opposite such period below:

Four Fiscal Quarters Ending	Consolidated Secured Leverage Ratio
March 31, 2007	5.25
June 30, 2007	5.25
September 30, 2007	5.25
December 31, 2007	5.00
March 31, 2008	5.00
June 30, 2008	5.00
September 30, 2008	4.75
December 31, 2008	4.75
March 31, 2009	4.75
June 30, 2009	4.75
September 30, 2009	4.50
December 31, 2009	4.50
March 31, 2010	4.50
June 30, 2010	4.50
September 30, 2010	4.00
December 31, 2010	4.00
March 31, 2011	4.00
June 30, 2011	4.00
September 30, 2011	3.50
December 31, 2011	3.50
March 31, 2012	3.50
June 30, 2012	3.50
September 30, 2012	3.00
December 31, 2012	3.00
March 31, 2013	3.00
June 30, 2013	3.00
September 30, 2013	3.00
December 31, 2013	3.00

7.2 Limitation on Indebtedness.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that (x) the Borrower or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.00:1.00 and (y) the aggregate principal amount of Indebtedness Incurred pursuant to the preceding clause (x) by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed the greater of $100.0 million and 11.5% of Consolidated Tangible Assets at any time outstanding.

(b) Notwithstanding the foregoing paragraph (a), the Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to the Senior Term Facility, the ABL Facility or any other Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and (without limiting the foregoing), in each case any Refinancing Indebtedness in respect thereof in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $1,200.0 million, plus (B) the greater of (x) $400.0 million and (y) an amount equal to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this subsection 7.2(b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii) Indebtedness (A) of any Restricted Subsidiary to the Borrower or (B) of the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this subsection 7.2(b)(ii);

(iii) Indebtedness represented by the Senior Notes and the Senior Subordinated Notes, any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Closing Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this subsection 7.2(b)(iii) or subsection 7.2(a) above;

(iv) Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $90.0 million and 10.25% of Consolidated Tangible Assets;

(v) Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Restricted Subsidiaries;

(vi) (A) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this subsection 7.2), or (B) without limiting subsection 7.3, Indebtedness of the Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Borrower or such Restricted Subsidiary, as the case may be, in violation of this subsection 7.2);

(vii) Indebtedness of the Borrower or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Borrower or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business, or (F) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(ix) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings); (2) in the event such Indebtedness shall become recourse to the Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Borrower as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Borrower may classify such Indebtedness in whole or in part as Incurred under this subsection 7.2(b)(ix);

(x) Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Borrower or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (A) the Borrower could Incur at least $1.00 of additional Indebtedness pursuant to subsection 7.2(a) above or (B) the Consolidated Coverage Ratio of the Borrower would equal or exceed the Consolidated Coverage Ratio of the Borrower immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xi) Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) 90% of (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b) plus (B) in the event of any refinancing of any Indebtedness Incurred under this clause (xi), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(xii) Contribution Indebtedness and any Refinancing Indebtedness with respect thereto; and

(xiii) Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $80.0 million and 9.25% of Consolidated Tangible Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in subsection 7.2(b) above, the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Borrower’s option, (i) the Closing Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

7.3 Limitation on Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, securing any Indebtedness, except for the following Liens:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Borrower and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, the Closing Date, which Liens or arrangements are set forth on Schedule 7.3, or (in the case of any such Liens securing Indebtedness of the Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g)(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary of the Borrower has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with subsection 7.2;

(i) Liens arising out of judgments, decrees, orders or awards in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j) leases, subleases, licenses or sublicenses to third parties;

(k) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (i) Indebtedness Incurred in compliance with subsections 7.2(b)(i), (iv), (v), (vii), (viii), (ix) or (xi), (ii) Indebtedness Incurred under the Senior Term Facility or the ABL Facility, (iii) Bank Indebtedness Incurred in compliance with Section 7.2(b), (iv) Indebtedness of any Restricted Subsidiary that is not a Guarantor, (v) Indebtedness or other obligations of any Special Purpose Entity or (vi) obligations in respect of Management Advances or Management Guarantees, in each case including Liens securing any Guarantee of any thereof;

(l) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Borrower (or at the time the Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(m) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Liens described in any of clauses (a) through (r) of subsection 7.3, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p) Liens (i) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (ii) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (iii) on receivables (including related rights), (iv) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (v) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (vi) in favor of the Borrower or any Subsidiary (other than Liens on property or assets of the Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (vii) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (viii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (ix) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, or (x) arising in connection with repurchase agreements permitted under subsection 7.2, on assets that are the subject of such repurchase agreement, or (xi) in favor of any Special Purpose Entity in connection with any Financing Disposition;

(q) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $22.5 million at any time outstanding; and

(r) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with subsection 7.2, provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed the lesser of (x) the applicable maximum Consolidated Secured Leverage Ratio set forth in subsection 7.1 for the relevant period referred to in the definition of “Consolidated Secured Leverage Ratio” and (y) 4.00:1.00.

7.4 Limitation on Fundamental Changes.

(a) The Borrower will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Borrower) will expressly assume all the obligations of the Borrower under the Term Loans and this Agreement by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to subsection 7.2(a), or (B) the Consolidated Coverage Ratio of the

Borrower (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Borrower immediately prior to giving effect to such transaction;

(iv) each applicable Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

(v) the Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of this subsection 7.4(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

(b) Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this subsection 7.4, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with subsection 7.2.

(c) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement, and thereafter the predecessor Borrower shall be relieved of all obligations and covenants under this Agreement, except that the predecessor Borrower in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Term Loans.

(d) Subsections 7.4(a)(ii) and (iii) will not apply to any transaction in which (1) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Borrower or (2) the Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Borrower in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Borrower so long as all assets of the Borrower and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. Subsection 7.4(a) will not apply to the Transactions.

7.5 Limitation on Sale of Assets.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(i) the Borrower or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $22.5 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all non-cash consideration),

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $15.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Borrower or such Restricted Subsidiary is in the form of cash, and

(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Borrower (or any Restricted Subsidiary, as the case may be) as follows:

(A) first, either (x) to the extent the Borrower is required by the terms of the ABL Facility, to prepay or repay Indebtedness under the ABL Facility or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness or (y) to the extent the Borrower or such Restricted Subsidiary elects, to reinvest in the business of the Borrower and its Restricted Subsidiaries (including any investment in Additional Assets by the Borrower or any Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash (or, if such reinvestment is in a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project),

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), toward the prepayment of the Term Loans in accordance with subsection 3.4(c) (and subject to the proviso in paragraph (d) thereof); and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above (including without limitation an amount equal to the amount of any prepayment otherwise contemplated by clause (B) above in connection with such Asset Disposition that is declined by any Lender), to fund (to the extent consistent with any other applicable provision of this Agreement) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Notes).

(b) Notwithstanding the foregoing provisions of this covenant, the Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $50.0 million.

(c) For the purposes of subsection 7.5(a)(ii) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Borrower (other than Disqualified Stock of the Borrower) or any Restricted Subsidiary and the release of the Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Borrower or any Restricted Subsidiary from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Borrower or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $45.0 million and 5.25% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

7.6 Limitation on Dividends and Other Restricted Payments.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Senior Notes or Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Borrower or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(i) a Default shall have occurred and be continuing (or would result therefrom);

(ii) the Borrower could not Incur at least an additional $1.00 of Indebtedness pursuant to subsection 7.2(a) of this Agreement; or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 1, 2006 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Closing Date (other than Excluded Contributions, any Specified Equity Contribution and Contribution Amounts) or (y) by the Borrower or any Restricted Subsidiary from the issuance and sale by the Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Borrower (other than Disqualified Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Borrower or any Restricted Subsidiary upon such conversion or exchange;

(C) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to subsection 7.6(b)(x) below, or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary after the Closing Date; and

(D) in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Borrower or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments.

(b) The provisions of subsection 7.6(a) above do not prohibit any of the following (each, a “Permitted Payment”):

(i) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Borrower, Senior Notes or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Borrower, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under subsection 7.6(a)(iii)(B) above;

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Senior Notes or Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Borrower or Refinancing Indebtedness Incurred in

compliance with subsection 7.2, (x) from Net Available Cash to the extent permitted by subsection 7.5, (y) upon the occurrence of a Change of Control (or other similar event described therein as a “change of control”) to the extent permitted by subsection 7.9(a), or (z) constituting Acquired Indebtedness;

(iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with subsection 7.6(a) above;

(iv) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v) loans, advances, dividends or distributions by the Borrower to any Parent to permit any Parent to make distributions to the Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Borrower to repurchase or otherwise acquire Capital Stock of any Parent or the Borrower (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $15.0 million, plus (2) $3.0 million multiplied by the number of calendar years that have commenced since the Closing Date, plus (y) the Net Cash Proceeds received by the Borrower since the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under subsection 7.6(a)(iii)(B)(x) above, plus (z) the cash proceeds of key man life insurance policies received by the Borrower or any Restricted Subsidiary (or by any Parent and contributed to the Borrower) since the Closing Date to the extent such cash proceeds are not included in any calculation under subsection 7.6(a)(iii)(A) above;

(vi) the payment by the Borrower of, or loans, advances, dividends or distributions by the Borrower to any Parent to pay dividends on the common stock or equity of the Borrower or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $45.0 million and 5.25% of Consolidated Tangible Assets;

(viii) loans, advances, dividends or distributions to any Parent or other payments by the Borrower or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix) payments by the Borrower, or loans, advances, dividends or distributions by the Borrower to any Parent to make payments, to holders of Capital Stock of the Borrower or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(x) dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi) any Restricted Payment pursuant to or in connection with the Transactions;

(xii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with subsection 7.2; and

(xiii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of any repayments of any such loans or advances) equal to Cumulative Retained Excess Cash Flow, so long as, at the time of the applicable Restricted Payment, the Consolidated Leverage Ratio is less than or equal to 4.0:1.0 for the four fiscal quarter period of the Borrower ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Borrower have been (or have been required to be) delivered under subsection 6.1(a) or (b).

provided, that (A) in the case of subsections 7.6(b)(iii), (vi), (ix) and (xiii), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of subsection 7.6(b)(v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under subsection 7.6(b)(v) that is in excess of 50% of the total amount of Permitted Payments then permitted under subsection 7.6(b)(v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to subsection 7.6(b)(vii) and (xiii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.

7.7 Limitation on Transactions with Affiliates.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $15.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this subsection 7.7(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of subsection 7.7(a) above will not apply to:

(i) any Restricted Payment Transaction,

(ii) (1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (3) the payment of reasonable fees to directors of the Borrower or any of its Subsidiaries (as determined in good faith by the Borrower or such Subsidiary), (4) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii) any transaction between or among the Borrower, one or more Restricted Subsidiaries, or one or more Special Purpose Entities,

(iv) any transaction arising out of agreements or instruments in existence on the Closing Date (other than any Tax Sharing Agreement or Management Agreement referred to in subsection 7.7(b)(vii) below), and any payments made pursuant thereto,

(v) any transaction in the ordinary course of business on terms not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Borrower,

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower controlled by the Borrower that is a joint venture or similar entity,

(vii) (1) the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, and (2) payments to CD&R or any of its Affiliates (w) of fees of $30.0 million in the aggregate, plus out-of-pocket expenses, in connection with the Transactions, (x) for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities of up to $5.0 million in each calendar year, (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

(viii) the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions, and

(ix) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower or capital contribution to the Borrower.

7.8 Limitation on Dispositions of Collateral. The Borrower will not, and will not permit any Subsidiary Guarantor to, convey, sell, transfer, lease, or otherwise dispose of any of the Collateral in any Asset Disposition, or attempt, offer or contract to do so (unless such attempt, offer or contract is conditioned upon obtaining any requisite consent of the Lenders hereunder), except for any Asset Disposition made or to be made in accordance with subsection 7.5, and the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Borrower may reasonably request in connection with any Asset Disposition (or any transaction excluded from the definition of such term).

7.9 Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents. The Borrower will not, and will not permit any Restricted Subsidiary to: (a) in the event of the occurrence of a Change of Control, repurchase or repay any Indebtedness then outstanding pursuant to any of the Senior Notes or the Senior Subordinated Notes, unless the Borrower shall have (i) made payment in full of the Loans and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Term Loan Note or (ii) made an offer to pay the Loans and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Term Loan Note in respect of each Lender and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer in respect of each such Lender which has accepted such offer. Upon the Borrower having made all payments of Loans and other amounts then due and owing to any Lender required by the preceding sentence, any Event of Default arising under subsection 8(l) by reason of such Change of Control shall be deemed not to have occurred or be continuing.

(b) amend, supplement, waive or otherwise modify any of the provisions of either Notes Indentures:

(i) which, in the case of the Senior Subordinated Notes Indenture governing the Senior Subordinated Notes, amends, supplements, waives, or otherwise modifies any subordination provisions contained therein;

(ii) except as permitted pursuant to subsection 7.2 or 7.6 which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Indebtedness evidenced by the Senior Notes or the Senior Subordinated Notes, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith;

(iii) which relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Borrower or any of its Restricted Subsidiaries to any more onerous or more restrictive provisions; or

(iv) which otherwise adversely affects the interests of the Lenders as senior secured creditors with respect to the Senior Notes or the Senior Subordinated Notes or the interests of the Lenders under this Agreement or any other Loan Document in any material respect.

The provisions of this subsection 7.9(b) shall not restrict or prohibit (x) any refinancing of the Senior Notes or Senior Subordinated Notes (in whole or in part) permitted pursuant to subsection 7.6 or (y) any Incurrence of Additional Notes (as defined in the applicable Notes Indenture) permitted pursuant to subsection 7.2.

(c) effect any extension, refinancing, refunding, replacement or renewal of Indebtedness under the ABL Facility Documents, unless such refinancing Indebtedness, to the extent secured by any assets of any Loan Party, is secured only by assets of the Loan Parties that constitute Collateral for the obligations of the Borrower hereunder and under the other Loan Documents pursuant to a security agreement subject to the Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement (as the same may be amended, supplemented, waived or otherwise modified from time to time, a “Replacement Intercreditor Agreement”).

7.10 Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower, (ii) make any loans or advances to the Borrower or (iii) transfer any of its property or assets to the Borrower (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(a) pursuant to an agreement or instrument in effect at or entered into on the Closing Date, any Credit Facility (including without limitation, the Senior Term Facility and the ABL Facility), the Senior Notes Indenture, the Senior Subordinated Notes Indenture, the Senior Notes or the Senior Subordinated Notes;

(b) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this subsection 7.10(b), if a Person other than the Borrower is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(c) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in subsections 7.10(a) or (b) above or this subsection 7.10(c) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower);

(d)(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by the applicable Indenture, (iii) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (vii) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (viii) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or such Restricted Subsidiary, or (ix) pursuant to Hedging Obligations;

(e) with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(f) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses; or

(g) pursuant to an agreement or instrument (i) relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to subsection 7.2, (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower), or (B) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and either (x) the Borrower determines in good faith that such encumbrance or restriction will not materially affect the Borrower’s ability to make principal or interest payments on the Term Loans or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (ii) relating to any sale of receivables by a Foreign Subsidiary or (iii) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

SECTION 8. EVENTS OF DEFAULT.

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in subsections 6.7(a) or Section 7 of this Agreement, Section 5.2.2 of the Guarantee and Collateral Agreement; provided that, in the case of a default in the observance or performance of its obligations under subsection 6.7(a) hereof, such default shall have continued unremedied for a period of two days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period ending on the earlier of (i) the date 32 days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to the Borrower by the Administrative Agent or the Required Lenders; or

(e) Any Loan Party or any of its Material Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (excluding the Loans) in excess of $35.0 million beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Loans) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given; or

(f) If (i) any Loan Party or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any of its Material Subsidiaries shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any of its Material Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against any Loan Party or any of its Material Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $35.0 million or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) Any outstanding Senior Subordinated Notes, for any reason, shall not be or shall cease to be validly subordinated as provided therein and in the applicable Notes Indenture to the obligations of the Borrower under this Agreement and the other Loan Documents, or the obligations of any other Loan Party under any outstanding guarantee of the Senior Subordinated Notes, for any reason, shall not be or shall cease to be validly subordinated as provided therein and in the applicable Notes Indenture, to the obligations under the Loan Documents or Guarantee Obligations (in each case to the extent such obligations under the Loan Documents or Guarantee Obligations constitute “Indebtedness” as defined in the applicable Senior Subordinated Notes Indenture on the date hereof) of such Loan Party hereunder or under the Guarantee and Collateral Agreement, as the case may be; or

(j) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(k) Any Loan Document (other than this Agreement or any of the Security Documents) shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party shall so assert in writing; or

(l) A Change of Control shall have occurred.

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 9. THE AGENTS AND THE OTHER REPRESENTATIVES.

9.1 Appointment. Each Lender hereby irrevocably designates and appoints Merrill Lynch Capital Corporation as the Administrative Agent and Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Merrill Lynch Capital Corporation, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Other Representatives. Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).

9.2 Delegation of Duties. In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

9.3 Exculpatory Provisions. None of the Administrative Agent or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by Holdings, the Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Term Loan Notes or any other Loan Document, (iii) for any failure of Holdings, the Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 5, or (vi) the existence or possible existence of any Default or Event of Default. Neither the Administrative Agent nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Holdings, the Borrower or any other Loan Party. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Holdings, the Borrower or any other Loan Party which may come into the possession of the Administrative Agent and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower or Holdings), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Term Loan Note as the owner thereof for all purposes unless such Term Loan Note shall have been transferred in accordance with subsection 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Term Loan Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Term Loan Note or of any Term Loan Note or Term Loan Notes issued in exchange therefor. The Administrative Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 10.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Term Loan Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 10.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or either of the Borrower or Holdings referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 10.1(a); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Acknowledgements and Representations by Lenders. Each Lender expressly acknowledges that none of the Administrative Agent or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Other

Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Other Representative to any Lender. Each Lender represents to the Administrative Agent, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings and the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Administrative Agent nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Term Loan Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of subsection 10.6 applicable to the Lenders hereunder.

9.7 Indemnification. (a) The Lenders agree to indemnify each Agent (or any Affiliate thereof) (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower to do so), ratably according to their respective Term Loan Percentages in effect on the date on which indemnification is sought under this subsection, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

(b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c) The agreements in this subsection 9.7 shall survive the payment of all Borrower Obligations and Guaranteed Obligations (each as defined in the Guarantee and Collateral Agreement).

9.8 The Administrative Agent and Other Representatives in Their Individual Capacity. The Administrative Agent, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings, the Borrower or any other Loan Party as though the Administrative Agent and the Other Representatives were not the Administrative Agent or the Other Representatives hereunder and under the other Loan Documents. With respect to Loans made or renewed by them and any Term Loan Note issued to them, the Administrative Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not the Administrative Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Other Representatives in their individual capacities.

9.9 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents, the Intercreditor Agreement, and any Replacement Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Term Loan Note will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the Intercreditor Agreement or any Replacement Intercreditor Agreement, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, in each case at its option and in its discretion, to release any Lien granted to or held by such Agent upon any Collateral (i) upon payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with subsection 7.5, (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by subsection 10.1) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent or the Collateral Agent, at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this subsection 9.9.

(c) The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings tor to take any other actions, in each case as contemplated by subsection 10.17. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this subsection 9.9(c).

(d) No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by Holdings or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection 9.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e) The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

9.10 Successor Agent. Subject to the appointment of a successor as set forth herein, the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent or Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Additionally, after any retiring Agent’s resignation as such Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents.

9.11 Other Representatives. None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

9.12 Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

SECTION 10. MISCELLANEOUS.

10.1 Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or of any scheduled installment thereof or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Term Loan Commitment or change the currency in which any Loan is payable, in each case without the consent of each Lender directly affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Term Loan Commitment of all Lenders shall not constitute an increase of the Term Loan Commitment of any Lender, and that an increase in the available portion of any Term Loan Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii) amend, modify or waive any provision of this subsection 10.1(a) or reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders, or consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 7.4 or 10.6(a)), in each case without the written consent of all the Lenders;

(iii) release any Guarantor under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv) require any Lender to make Loans having an Interest Period of longer than six months without the consent of such Lender;

(v) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent and of any Other Representative affected thereby;

(vi) amend, modify or waive the order of application of payments set forth in subsections 3.4(d) or 3.8(a) hereof, or Section 4.1 of the Intercreditor Agreement, in each case without the consent of (x) the Supermajority Lenders, (y) the Required Term A Lenders, if any such amendment, modification or waiver materially and adversely affects the Term A Lenders (but not the Term B Lenders) and (z) the Required Term B Lenders, if any such amendment, modification or waiver materially and adversely affects the Term B Lenders (but not the Term A Lenders); or

(vii) reduce the percentage specified in (x) the definition of Required Term A Lenders without the consent of all the Term A Lenders or (y) the definition of Required Term B Lenders without the consent of all of the Term B Lenders;

provided further that, notwithstanding the foregoing, the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $5.0 million in any fiscal year without the consent of any Lender.

(b) Any waiver and any amendment, supplement or modification pursuant to this subsection 10.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of subsection 10.1(a) as originally in effect.

(d) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by subsection 10.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(e) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 10.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower may, on ten Business Days’ prior written notice to the Administrative and the Non-Consenting Lender, replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this subsection 10.1(d), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

10.2 Notices. (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower:	Sally Holdings LLC
3001 Colorado Boulevard
Denton, Texas 76210
Attention: President
Facsimile: (940) 297-4445
Telephone: (940) 297-4446

with copies to:	Sally Holdings LLC
3001 Colorado Boulevard
Denton, Texas 76210
Attention: General Counsel
Facsimile: (940) 297-4990
Telephone: (940) 297-4530

with copies to:	Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: David A. Brittenham, Esq.
Facsimile: (212) 909-6836
Telephone: (212) 909-6000

The Administrative Agent	Merrill Lynch Capital Corporation
4 World Financial Center, 250 Vesey Street
New York, New York 10080
Attention: Stephanie Vallillo
Facsimile: (212) 738-1186
Telephone: (212) 449-4839

with copies to:	Merrill Lynch Capital
222 N. LaSalle, 15th Floor
Chicago, IL 60601
Attention: Jennifer L. Cunningham
Facsimile: (312) 499-3336
Telephone: (312) 750-6232

The Collateral Agent:	Merrill Lynch Capital Corporation
4 World Financial Center, 250 Vesey Street
New York, New York 10080
Attention: Stephanie Vallillo
Facsimile: (212) 738-1186
Telephone: (212) 449-4839

with copies to	Merrill Lynch Capital
222 N. LaSalle, 15th Floor
Chicago, IL 60601
Attention: Jennifer L. Cunningham
Facsimile: (312) 499-3336
Telephone: (312) 750-6232

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.3, 3.2, 3.4 or 3.8 shall not be effective until received.

(b) Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Term Loan Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of Fried, Frank, Harris, Shriver & Jacobson LLP, Harris, Shriver & Jacobson

LLP, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower, (b) to pay or reimburse each Lender, the Arrangers and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, the Arrangers and the Agents for, and hold each Lender, the Arrangers and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Arrangers, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Holdings or any of its Subsidiaries or any of the property of the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that Holdings or the Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent, any other Agent or any such Lender (or any of their respective directors, trustees, officers, employees, agents, successors and assigns) or (ii) claims made or legal proceedings commenced against the Administrative Agent, any other Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. To the fullest extent permitted under applicable law, no Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Section shall be submitted to the address of the Borrower set forth in subsection 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Borrower shall have no obligation under this subsection 10.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with subsection 7.4, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Term Loan Commitment and/or Loans (which such assignment shall not be required to be pro rata between a Lender’s Term A Loan Commitment and its Term B Loan Commitment or its Term A Loans and its Term B Loans, as the case may be), pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) The Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under subsection 8(a) or (f) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Borrower’s prior written consent shall be required for such assignment; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term A Loan Commitments, Term B Loan Commitments, Term A Loans or Term B Loans, as the case may be, the amount of the applicable Term Loan Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under subsection 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance,

together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this subsection 10.6, the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 3.10, 3.11, 3.12, 3.13 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv) The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s agent, solely for purposes of this subsection 10.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) On or prior to the effective date of any assignment pursuant to this subsection 10.6(b), the assigning Lender shall surrender any outstanding Term Loan Notes held by it all or a portion of which are being assigned. Any Term Loan Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.

Notwithstanding the foregoing provisions of this Section 10.6(b) or any other provision of this Agreement, if the Borrower shall have consented thereto in writing (such consent not to be unreasonably withheld), the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to Administrative Agent and the Borrower as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower and shall be consistent with the other provisions of this Section 10.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. If so elected by each of the Administrative Agent and the Borrower in writing (it being understood that the Borrower shall have no obligation to make such an election), the Administrative Agent’s and the Borrower’s approval of such Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until Administrative Agent notifies Lenders of the Settlement Service as set forth herein. The Borrower may withdraw its consent to the use of the Settlement Service at any time upon at least 10 Business Days prior written notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this subsection 10.6(b) would be entitled to receive any greater payment under subsection 3.10, 3.11 or 10.5 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under subsection 8(a) or (f) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)(i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 10.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 3.10, 3.11, 3.12, 3.13 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.7(b) as though it were a Lender, provided that such Participant shall be subject to subsection 10.7(a) as though it were a Lender.

(ii) No Loan Party shall be obligated to make any greater payment under subsection 3.10, 3.11 or 10.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of subsection 3.11 unless such Participant complies with subsection 3.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d) Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e) No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the

Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Term Loan Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 10.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this subsection 10.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 10.6(f), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g) If the Borrower wishes to replace the Term Loans with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Term Loans to be replaced, to (i) require the Lenders to assign such Term Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 10.1. Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Term Loans were being optionally prepaid by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsection 3.12. By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Term Loans pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit F, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

10.7 Adjustments; Set-off; Calculations; Computations. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Term Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8(f), or otherwise (except pursuant to subsection 3.4, 3.13(d) or 10.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Term Loans, as the case may be, owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Term Loans, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 8(a) to set-off and appropriate and apply against any amount then due and payable under subsection 8(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8 Judgment. (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 10.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 10.8 being hereinafter in this subsection 10.8 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 10.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this subsection 10.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this subsection 10.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

10.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

10.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.12 GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.13 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 10.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages.

10.14 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrower and the Lenders.

10.15 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16 Confidentiality. (a) Each Agent and each Lender agrees to keep confidential any information (x) provided to it by or on behalf of Holdings, or any of its

Subsidiaries pursuant to or in connection with the Loan Documents or (y) obtained by such Lender based on a review of the books and records of Holdings or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this subsection pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Borrower (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of Holdings and the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 10.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 10.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Protection Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to Holdings or the Borrower (or any of their respective Affiliates) being violated.

(b) Each Lender acknowledges that any such information referred to in subsection 10.16(a), and any information (including requests for waivers and amendments) furnished by the Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Borrower, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

10.17 Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including but not limited to any Mortgages), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

10.18 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender.

10.19 Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S. To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Capital Stock in, any Person organized under the laws of a jurisdiction outside the United States, it is acknowledged that, as of the Closing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Capital Stock is pledged, under the Security Documents. The Borrower hereby agrees that, following any request by the Administrative Agent or Required Lenders to do so, the Borrower shall, and shall cause its Subsidiaries to, take (to the extent they may lawfully do so) such actions (including the making of any filings and the delivery of appropriate legal opinions) under the local law of any jurisdiction with respect to which such actions have not already been taken as are reasonably determined by the Administrative Agent or Required Lenders to be necessary or reasonably desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

BORROWER:
SALLY HOLDINGS LLC

	By:	/s/ Gary Robinson
	Name:	Gary Robinson
	Title:	Senior Vice President, Chief Financial Officer and Treasurer
AGENT:

MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent and Collateral Agent

	By:	/s/ Fotis G. Hasiotis
	Name:	Fotis G Hasiotis
	Title:	Managing Director
LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION

	By:	/s/ P. Jeffrey Huth
	Name:	P. Jeffrey Huth
	Title:	Vice President

NATIONAL CITY BANK

	By:	/s/ Jennifer Taliaferro
	Name:	Jennifer Taliaferro
	Title:	Relationship Manager

BNP PARIBAS

	By:	/s/ Cecile Scherer
	Name:	Cecile Scherer
	Title:	Director

	By:	/s/ Charles Romano
	Name:	Charles Romano
	Title:	Vice President

NATEXIS BANQUES POPULAIRES

By:	/s/ Tefta Ghilaga
Name:	Tefta Ghilaga
Title:	Vice President

By:	/s/ Frank H. Madden, Jr.
Name:	Frank H. Madden, Jr.
Title:	Vice President and Group Manager

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY

By:	/s/ Karen A. Brinkman
Name:	Karen A. Brinkman
Title:	Vice President

FORTIS CAPITAL CORP

By:	/s/ John M. Crawford
Name:	John M. Crawford
Title:	Managing Director

By:	/s/ Michiel V.M. Van Der Voort
Name:	Michiel V.M. Van Der Voort
Title:	Managing Director

BANK OF AMERICA, N.A.

By:	/s/ David H. Strickert
Name:	David H. Strickert
Title:	Senior Vice President